Exhibit 2.1

Execution Draft

SERVICING RIGHTS

PURCHASE AND SALE AGREEMENT

between

WELLS FARGO BANK, N.A.

Purchaser

and

COMMERCIAL FEDERAL BANK

Seller

Dated as of March 31, 2005

i

Exhibit A	Purchase Price Percentage

Exhibit B	Servicing Transfer Instructions

Seller’s Disclosure Schedule

ii

SERVICING RIGHTS

PURCHASE AND SALE AGREEMENT

THIS SERVICING RIGHTS PURCHASE AND SALE AGREEMENT, dated as of the 31st day of March, 2005 (the “Agreement”), is hereby mutually agreed upon and entered into by and between Wells Fargo Bank, N.A., a national banking association (“Purchaser”) and Commercial Federal Bank, a federal savings bank (“Seller”).

WITNESSETH:

WHEREAS, Purchaser desires to purchase the right to service certain one-to-four family residential mortgage loans currently serviced by Seller; and

WHEREAS, Purchaser and Seller desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign to Purchaser all of Seller’s right, title and interest in and to Servicing Rights, and Purchaser will purchase and assume all right, title and interest in and to Servicing Rights.

NOW, THEREFORE, in consideration of the mutual premises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified below.

“Advances” means, with respect to the Mortgage Loans, the outstanding moneys that have been advanced, as applicable, by Seller from its funds in connection with its servicing of such Mortgage Loans in accordance with Applicable Requirements (which moneys include principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to, preservation, repair and conveyance of the Mortgaged Properties), together with all rights of reimbursement from Mortgagors, Agencies, Insurers, Investors or otherwise.

“Agency or Agencies” means Fannie Mae, Freddie Mac, GNMA, FHA, VA or HUD, as applicable.

“Agreement” means this Servicing Rights Purchase and Sale Agreement, including all amendments, supplements, Exhibits and Schedules hereto.

“Ancillary Fees” means all fees derived from the Mortgage Loans, excluding Servicing Fees and Prepayment Charges attributable to the Mortgage Loans, including but not limited to late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees and all other incidental fees and charges collected from or assessed against the Mortgagor, other than those charges payable to an Agency or Investor under the terms of the applicable Servicing Agreements.

“Applicable Requirements” means, as of the time of reference, (i) all contractual obligations of Seller and any Originator with respect to the applicable Servicing Rights, including without limitation those contractual obligations contained herein, in the applicable Servicing Agreements, in any agreement with any Agency, Insurer or Investor or in the Mortgage Loan Documents for which Seller, or any Originator, is responsible or at any time was responsible; (ii) all applicable federal, state and local laws, statutes, rules, regulations and ordinances applicable to Seller, any Originator, or to the applicable Servicing Rights or the origination, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the related Mortgage Loans, including, without limitation, the applicable requirements and guidelines of any Agency, Investor or Insurer, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; and (iii) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to Seller, any Originator, the applicable Servicing Rights or the related Mortgage Loans.

“Assignments of Mortgage Instruments” means an assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the designee to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

“Bankruptcy Loan” means a Mortgage Loan with respect to which, as of the Sale Date, the Mortgagor thereof has sought relief under or has otherwise been subjected to the federal bankruptcy laws or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing.

“Business” means the business of purchasing first-lien and subordinate-lien residential mortgage loans from third party originators, including Persons who take or process loan applications and/or close or fund such mortgage loans.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of Nebraska are authorized or obligated by law or executive order to be closed.

“Buydown Loan” means a Mortgage Loan whereby monthly Mortgage Loan Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor.

“Call Rights” means the right of Seller under any Servicing Agreement to purchase the outstanding Mortgage Loans covered thereby when the aggregate outstanding principal balance of such Mortgage Loans is reduced below a specific amount.

“Claim” means any third-party claim, demand or litigation.

“Credit Enhancement” means Seller’s credit enhancement obligations under its PFI Agreement for the loss incurred or arising from the default of Mortgage Loans serviced for the MPF Bank under the MPF Program.

“Credit Enhancement Fees” mean the fees payable monthly by the MPF Bank to Seller, as a “participating financial institutions,” in consideration of the Seller’s obligation to bear the financial risk of Credit Enhancement with respect to the Mortgage Loans for which the MPF Bank is the Investor.

“Custodial Accounts” means the accounts in which Custodial Funds are deposited and held by Servicer.

“Custodial Funds” means all funds held by Servicer with respect to the related Mortgage Loans including, but not limited to, all principal and interest funds and any other funds due Investors, maintained by Servicer relating to the Mortgage Loan.

“Custodian” means an entity acting as a mortgage loan document custodian under any custodial agreement or pursuant to Applicable Requirements.

“Escrow Account” means the accounts in which Escrow Funds are deposited and held by a Servicer.

“Escrow Funds” means funds held by a Servicer with respect to the related Mortgage Loans for the payment of taxes, assessments, insurance premiums, ground rents, funds from hazard insurance loss drafts, other mortgage escrow and impound items and similar charges (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if applicable), maintained by Servicer relating to the Mortgage Loans.

“Exhibit” means an exhibit attached hereto or delivered or to be delivered pursuant to this Agreement.

“Fannie Mae” means the entity formerly know as Federal National Mortgage Association (FNMA), or any successor thereto.

“Federal Funds Rate” means the federal funds rate as reported in the Federal Reserve 11.15(519) Statistical Release as of the first Business Day of each month, or is such Statistical Release is no longer published, the average of the “high” and the “low” interest rate for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000.00) or more, as reported by The Wall Street Journal under “Federal Funds” rates as of the first Business Day of each month.

“FHA” means Federal Housing Administration of the United States Department of Housing and Urban Development or any successor thereto.

“FHA Mortgage Insurance Certificate” means HUD Form 59100 or such other form as HUD may prescribe from time to time, evidencing mortgage insurance provided by FHA, as authorized under the National Housing Act.

“FNCL Rate” means, as of any date of determination, Fannie Mae 30 Year Current Coupon Yield as of the close of business, New York time on such date as reported on Bloomberg, which may be obtained by hitting the following Bloomberg keystrokes: MTGEFNCL <index> HP <go>.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation (FHLMC) or any successor thereto.

“GNMA” means Government National Mortgage Association or any successor thereto.

“Holdback” shall have the meaning provided in Section 3.03.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a and the regulations promulgated thereunder.

“HUD” means United States Department of Housing and Urban Development or any successor thereto.

“Insurer” or “Insurers” means any Person providing any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy, or any other insurance policy applicable to a Mortgage Loan or Pool and any successor thereto providing, including, without limitation, as applicable, an Agency, private mortgage insurer or other insurer or guarantor under such policies.

“Interim Servicing Agreement” means that certain Interim Servicing Agreement by and between Seller and Purchaser which may be required to effectuate the transfer of Servicing Rights to the Purchaser. Such agreement shall be in the form furnished by the Purchaser and mutually agreeable to the Seller and the Purchaser.

“Interim Servicing Fee” means the amount payable to Seller by the Purchaser, as consideration for servicing Mortgage Loans during an Interim Servicing Period.

“Interim Servicing Period” means the period of time, if any, between the Sale Date and the applicable Transfer Date.

“Investor” means with respect to each Mortgage Loan, Fannie Mae, Freddie Mac, GNMA, MPF Bank, Nebraska Investment Finance Authority or any other bond program, or any trust or private investor, as applicable, which owns such Mortgage Loan.

“Investor Consent” means, if required by the Applicable Requirements, the written affirmative consent of approval of the applicable Investor to the transfer of Servicing Rights from Seller to Purchaser.

“Litigation Loan” means a Mortgage Loan with respect to which, as of the Sale Date, any litigation is pending relating to the Mortgage Loan and materially and adversely affecting the value of the related Servicing Rights or subjecting the Servicer to potential liability or cost (excluding class action lawsuits or loan level lawsuits that do not affect the value of the Servicing Rights).

“Loss” or “Losses” means any and all direct, actual and out-of-pocket losses, damages, deficiencies, claims, costs or expenses, including without limitation, reasonable attorneys’ fees and disbursements, excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, or (iii) punitive or treble damages; provided, however, that the exclusions set forth in clauses (ii) and (iii) above do not apply if and to the extent any such amounts are actually incurred in payment to a third party or government entity.

“MERS” means the Mortgage Electronic Registration System that enables members to execute and deliver an Assignment of Mortgage Instrument with respect to a Mortgage Loan to MERS for recording in the office of the appropriate local jurisdiction and thereby, if acceptable to the applicable Investor, avoid the need for the execution, delivery and recordation of an Assignment of Mortgage from the existing to the new Servicer when the Servicing with respect to the Mortgage Loan is transferred and the execution and delivery of an Assignment of Mortgage from the new Servicer to the applicable Investor.

“Mortgage Escrow Payments” means the portion, if any, of the Mortgage Loan Payment in connection with a Mortgage Loan that will, upon receipt by Seller, become part of the Escrow Funds.

“Mortgage File” means the file containing copies in the form set forth in Section 2.08, and original documents to the extent required by the Applicable Requirements, of the Mortgage Loan Documents with respect to a Mortgage Loan, as well as the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents necessary, as applicable, to (i) establish the eligibility of the Mortgage Loan for insurance by an Insurer or pooling by the applicable Investor, (ii) service the

Mortgage Loan in accordance with Applicable Requirements, and (iii) comply with Applicable Requirements regarding the Mortgage Loan documentation to be maintained by the Servicer of the Mortgage Loan, or its document custodian.

“Mortgage Instrument” means any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien on real estate securing payment by a Mortgagor of a Mortgage Note.

“Mortgage Loan” means the one-to-four family residential mortgage loans as to which Seller is the owner of the Servicing Rights, including the Pools on which related securities may be based and by which such securities may be backed, for which the related Servicing Rights are the subject of this Agreement.

“Mortgage Loan Documents” means (a) with respect to any Mortgage Loan (i) the original Mortgage Note, (ii) the original Mortgage Instrument, (iii) a mortgagee title insurance policy (or other evidence of title acceptable under Applicable Requirements), (iv) the private mortgage insurance policy, FHA Mortgage Insurance Certificate or the VA Loan Guaranty Certificate, as applicable, and (v) the original, recorded Assignments of Mortgage Instrument(s), as required under Applicable Requirements, along with such other documents or instruments, or substitutes therefore, as are required to be retained by the Custodian pursuant to Applicable Requirements.

“Mortgage Loan Payment” means, with respect to a Mortgage Loan, the amount of each monthly installment on such Mortgage Loan, whether principal and interest or interest alone or escrow or other payment, required to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

“Mortgage Loan Schedule” means the schedule of the related Mortgage Loans to be attached hereto or provided in electronic form by Seller to Purchaser setting forth information with respect to such Mortgage Loans.

“Mortgage Note” means the promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

“Mortgaged Property” means the fully constructed one-to-four family residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon and all accessions thereto including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements.

“Mortgagor” means any obligor under a Mortgage Note or a Mortgage Instrument.

“MPF Bank” means the Federal Home Loan Bank of Topeka.

“MPF Program” means the Mortgage Partnership Finance® Program created and administered by the Federal Home Loan Bank of Chicago.

“Originator” means, with respect to any Mortgage Loan, any Person(s) that (i) took the loan application, or (ii) processed the loan application, or (iii) underwrote the loan application, or (iv) closed and/or funded the Mortgage Loan.

“Parties” means Seller and Purchaser.

“Payment Date” shall mean the date or dates on which Purchaser pays the portion of the Purchase Price described in Section 3.03(b) with respect to the Servicing Rights transferred on the related Transfer Date. The Payment Date shall occur on the date five (5) Business Days after the related Transfer Date.

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, or a government body, agency or instrumentality.

“PFI Agreement” means the agreement(s) between the MPF Bank and Seller, as a “participating financial institution,” which sets out the terms under which the Seller originates Mortgage Loans as agent for the MPF Bank or sells Mortgage Loans to the MPF Bank, provides Credit Enhancement for the Mortgage Loans and/or performs servicing functions for the MPF Bank.

“Pool” means one or more Mortgage Loans that have been aggregated pursuant to the requirements of the applicable Investor, and have been pledged to secure or support payments on specific securities or participation certificates.

“Prepayment Charge” means with respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a Principal Prepayment of such Mortgage Loan, in accordance with the terms of the related Mortgage Note or Mortgage Instrument, and in accordance with applicable state and federal laws.

“Previously Disclosed” by Seller means information set forth in the Disclosure Schedule, it being understood and agreed that disclosure of any information or other item in any section of the Disclosure Schedule shall, should the existence of such information or other item or its contents clearly be relevant to any other section, be deemed to be disclosed in that section whether or not an explicit cross-reference appears.

“Principal Prepayment” means any recovery of principal on a Mortgage Loan which is received in advance of its scheduled due date, and which is not accompanied by an amount of interest representing scheduled interest due on any date subsequent to the month of prepayment.

“Prior Servicer” means any Person that was the servicer of any Mortgage Loan before Purchaser became the Servicer of the Mortgage Loan.

“Purchase Price” means, with respect to Servicing Rights to be sold to Purchaser hereunder, the total amount to be paid by Purchaser to Seller pursuant to Article III to acquire the Servicing Rights.

“Purchase Price Percentage” means the product, expressed as a percentage, of (i) the weighted average servicing fee (rounded to the nearest one-tenth of a basis point) as of the Sale Date and (ii) the applicable multiple set forth under the column “Multiple” on the pricing matrix attached as Exhibit A hereto, correlating to the applicable FNCL Rate as of the Sale Date and subject to adjustment as provided in such pricing matrix.

“Purchaser” has the meaning set forth in the introductory phrase of this Agreement.

“Recourse” means any arrangement pursuant to which the Servicer or any successor servicer bears the risk of all or any part of the ultimate credit losses incurred in connection with a default under, or the foreclosure of, acceptance of deed in lieu of foreclosure or related action in connection with, a Mortgage Loan, except that Recourse does not include losses in connection with a failure by the Servicer or any successor servicer to comply with the Applicable Requirements. Notwithstanding the foregoing, a Mortgage Loan shall not be considered subject to Recourse merely because Seller retains a contingent liability to repurchase a Mortgage Loan that is determined to have been ineligible for sale to the applicable Investor due to a breach of one or more representations and warranties, or because the Investor is GNMA, but shall be considered subject to Recourse if Seller has a Credit Enhancement obligation with respect thereto.

“Required Investor Consents” shall mean the written Investor Consents of Fannie Mae, Freddie Mac and GNMA

“Sale Date” means March 31, 2005.

“Seller” has the meaning set forth in the introductory phrase of this Agreement.

“Servicer” means the party contractually obligated to administer Servicing Rights under the applicable Servicing Agreements.

“Servicing Agreements” means the contracts, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the applicable Investor and Servicer, with respect to the servicing of Mortgage Loans to which Servicing Rights pertain.

“Servicing Fee” means the amount payable to Servicer under the applicable Servicing Agreement related to a Mortgage Loan, as consideration for servicing the Mortgage Loan.

“Servicing Rights” means the rights and obligations of Servicer to administer, collect the payments for the reduction of principal and application of interest, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration and any other obligations required by any Agency, Investor or Insurer in, of, for or in connection with the related Mortgage Loans pursuant to the applicable Servicing Agreements, together with the right to receive the Servicing Fee, Prepayment Charges, if any, and any Ancillary Fees arising from or connected to the Mortgage Loans, and all rights, powers, and privileges incident to any of the foregoing.

“Servicing Transfer Instructions” means the instructions detailing the procedures pursuant to which Seller shall effect the transfer of Servicing Rights, Mortgage Files and Servicing Agreements to Purchaser, which instructions are attached hereto as Exhibit B.

“Transfer Date” the date or dates with respect to any Servicing Rights, on which, (a) pursuant to the applicable related Investor Consent, the Purchaser commences servicing the related Mortgage Loans, and (b) the other conditions to the transfer of such Servicing Rights have been satisfied or waived.

“VA” means the United States Department of Veterans Affairs and any successor thereto.

“VA Loan Guaranty Certificate” means the certificate evidencing a loan guaranty provided by VA, as authorized under the Serviceman’s Readjustment Act.

ARTICLE II.

SALE AND TRANSFER OF SERVICING RIGHTS

Section 2.01. Conveyance of Servicing Rights.

Upon the terms and subject to the conditions of this Agreement, and subject to the Applicable Requirements (including without limitation the rights of the applicable Agencies and Investors), and subject to the expiration of any waiting period under the HSR Act if the HSR Act is determined to apply to the transaction contemplated by this Agreement, Seller shall, on the Sale Date, sell and assign to Purchaser, and Purchaser shall purchase and assume from Seller, all beneficial right, title, interest and obligation of Seller in and to: (i) the Servicing Rights to the Mortgage Loans identified on the Mortgage Loan Schedule, and all rights related thereto, (ii) the Advances, (iii) the Custodial Funds and Escrow Funds, (iv) the Mortgage Files, (v) the exclusive right to enter into arrangements that generate, or to otherwise receive, Ancillary Fees with respect to the Mortgage Loans, (vi) the right to collect and retain Prepayment Charges, (vii) Call Rights related to the Mortgage Loans, (viii) any optional product agreements directly pertaining to the Mortgage Loans, as identified and agreed to by Purchaser and Seller prior to the applicable Transfer Date, and (ix) the goodwill associated with the Seller’s present conduct of the Business, including any customer lists of third party originators from which Seller purchases or accepts the assignment of eligible residential mortgage loans; provided, however, that Seller is not conveying, and Purchaser is not acquiring or assuming, any contracts, agreements, or other tangible or intangible assets, liabilities, obligations, of Seller, or Claims of or against Seller in connection with the Business; and provided, further, that Seller shall retain all right, title and interest in and to the Credit Enhancement Fees, which Purchaser shall remit to Seller on a monthly basis. On each Transfer Date, Seller shall transfer and assign to Purchaser, and Purchaser shall assume from Seller, all legal right, title and interest in and to the applicable: (i) the Servicing Rights to the Mortgage Loans identified on the Mortgage Loan Schedule, and all rights related thereto, (ii) the Advances, (iii) the Custodial Funds and Escrow Funds, (iv) the Mortgage Files, (v) the exclusive right to enter into arrangements that generate, or to otherwise receive, Ancillary Fees with respect to the Mortgage Loans, (vi) the right to collect and retain Prepayment Charges, (vii) Call Rights related to the applicable Mortgage Loans, and (viii) any optional product agreements directly pertaining to the Mortgage Loans, as identified and agreed to by Purchaser and Seller prior to the applicable Transfer Date.

Section 2.02. Assumption of Liabilities.

Upon the terms and subject to the conditions of this Agreement, and subject to the Applicable Requirements (including without limitation the rights of the applicable Agencies and Investors), and subject to the expiration of any waiting period under the HSR Act if the HSR Act is determined to apply to the transaction contemplated by this Agreement, Purchaser shall, on the Sale Date, assume the contractual duties and obligations of Seller to be performed after the Sale Date (and prior to the Sale Date to the extent required by the applicable Investor to obtain the related Investor Consent, but subject to the repurchase and indemnification obligations of Seller set forth Section 4.04) with respect to any Servicing Rights and related assets described in Section 2.01, pursuant to the Servicing Agreements, and any other liabilities as are expressly assumed by Purchaser under this Agreement, as may be limited in this Agreement.

Section 2.03. Evidence of Sale.

Prior to each Transfer Date, Purchaser and Seller shall execute and deliver the documents required by each applicable Investor in connection with the transfer of the related Servicing Rights hereunder, in form and substance reasonably satisfactory to Purchaser and Seller, and shall execute and deliver such other instruments or documents as Purchaser and Seller shall reasonably determine are necessary to evidence the transactions contemplated hereby.

Section 2.04. Interim Servicing.

The Parties shall execute and deliver a Interim Servicing Agreement between them, providing for the servicing of Mortgage Loans during each Interim Period. Seller shall pay, perform and discharge all liabilities and obligations related to the applicable Servicing Rights, Custodial Funds and Mortgage Loans during the related Interim Servicing Period in accordance with the terms and conditions of the Interim Servicing Agreement.

Section 2.05. Servicing Transfer Instructions.

In connection with the transfer of Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller and Purchaser shall follow the Servicing Transfer Instructions attached hereto as Exhibit B in all material respects. If necessary, Seller shall cause any prior Servicer to comply with the Servicing Transfer Instructions and the servicing transfer provisions set forth in this Agreement and to take all steps necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to Purchaser. The Servicing Transfer Instructions may be modified from time to time by mutual agreement between Purchaser and Seller. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, the Servicing Transfer Instructions shall control.

Section 2.06. Delivery of Mortgage Loan Data and Files.

(a) Sale Date Data Tapes. No later than five (5) days before the Sale Date hereunder, Seller shall provide Purchaser with a preliminary tape(s) containing the information necessary to purchase the Servicing Rights to be sold on the Sale Date.

(b) Transfer Date Data Tape. No later than five (5) days after the Sale Date, Seller shall deliver to Purchaser a separate actual data tape or tapes delivered in connection with the Sale Date hereunder to test the conversion of Seller’s records to Purchaser’s data processing system, in accordance with the Servicing Transfer Instructions.

(c) Delivery of Mortgage Loan Files. No later than each Transfer Date, or the first Business Day thereafter if the Transfer Date is not a Business Day, Seller shall, at its sole expense and in accordance with the Servicing Transfer Instructions, provide Purchaser with the data, information and materials necessary for Purchaser to service the related Mortgage Loans, including but not limited to Mortgage Notes (including e-Notes), riders, loan modification documents and servicing files, in accordance with the Applicable Requirements. Seller shall, at its sole expense and in accordance with the Servicing Transfer Instructions, package and ship to Purchaser and/or Purchaser’s designee for inside delivery, to be received by Purchaser and/or Purchaser’s designee no later than five (5) Business Days after the applicable Transfer Date, all Mortgage Files pertaining to the related Mortgage Loans and the related servicing records in Seller’s possession. Seller shall provide Purchaser with prior written notice of the carrier, shipping arrangements and insurance arrangements with respect to the delivery of the Mortgage Files. There will be no boarding fees related to any Mortgage Loans. However, Purchaser and Seller agree to work together to identify and cure any data deficiency issues that may arise.

Section 2.07. Assignments.

Within the time period provided by the applicable Investor, Seller shall promptly take all such actions as may be necessary to transfer all right, title and interest in the Mortgage Loans to the Investor and the Servicing Rights with respect to the Mortgage Loans to Purchaser, consisting of (i) assigning nominal title to the related Mortgage Instruments to Purchaser; (ii)

preparing or causing to be prepared and recorded all prior intervening Assignments of Mortgage Instruments, as required by the applicable Investor; and (iii) endorsing or causing to be endorsed the related Mortgage Notes to Investor, without recourse. Seller shall bear all costs and all responsibility associated with the preparation of such Assignments of Mortgage Instruments, and shall record such Assignments of Mortgage Instruments, if, and to the extent, such recordation is required by Applicable Requirements, and shall bear all costs and all responsibility associated with the recordation thereof. Seller shall forward to Purchaser the original recorded Assignments of Mortgages upon return from the recording office on a monthly basis.

If requested by Purchaser to prepare Assignments of Mortgage Instruments from Purchaser to the applicable Investor for Purchaser’s signature at the same time that Seller is preparing the Assignments of Mortgage Instruments from it to Purchaser, Seller shall cause to be prepared such Assignments of Mortgage Instruments at Purchaser’s expense for Seller’s out of pocket costs that shall not exceed one dollar ($ 1.00) per Assignment of Mortgage Instrument. None of the Assignments of Mortgage Instruments that Seller prepares, or causes to be prepared, from Seller to Purchaser or from Purchaser to the applicable Investor shall be blanket Assignments of Mortgage Instruments.

Notwithstanding the foregoing provisions of this Section 2.07, if a Mortgage Loan already is registered with MERS, Seller shall follow the requirement of the applicable Agency and Investor and MERS to reflect in the records of MERS the transfer of Servicing to the Mortgage Loan from Seller to Purchaser. Seller shall continue the transmission of recording information of the Mortgage Instruments to MERS after the Transfer Date, until all such recording information is received and transmitted to MERS and Purchaser. Seller shall bear all costs and all responsibility associated with the registration of a Mortgage Loan with MERS, to the extent done before the Sale Date or to the extent Seller chooses to do so before the Transfer Date, including without limitation the related preparation and recordation of an Assignment of Mortgage Instrument, and all costs and responsibility associated with the reflection of the transfer of Servicing to the Mortgage Loan in the records of MERS. For each Mortgage Loan registered with MERS, Seller shall provide Purchaser with the MERS mortgage loan identification number in an electronic format acceptable to the parties.

Section 2.08. Transfer of Mortgage Loan Files.

Seller shall be responsible for ensuring all required documents comprising the Mortgage File, related to the Mortgage Loans, are transferred to Purchaser in a timely manner including but not limited to Mortgage Notes (including e-Notes), riders, loan modification documents and servicing files. In the event the required Mortgage Loan files and documents other than recorded mortgages, interim assignments and title policies are not received within one hundred eighty (180) days following the applicable Transfer Date, Purchaser may bill Seller for the out of pocket costs associated with creating or obtaining any required missing Mortgage Loan Documents, not to exceed One Hundred and Fifty Dollars ($150.00) per Mortgage Loan.

Anything to the contrary contained in this Agreement or the Interim Servicing Agreement, if applicable, notwithstanding, with respect to each Mortgage Loan, any documents required to be delivered to Purchaser may be provided by means of electronic data containing the relevant information or a computer disk containing scanned images of some or all documents relating to the Mortgage Loan with the exception of Note, HUD-1, right of rescission (if applicable), recorded Mortgage Instrument, any applicable recorded assignments and the title policy or any other collateral documents required by the Agencies to be retained in original form. Any such disk may contain images of one or more Mortgage Loans. Any document required to be retained by Seller may, in Seller’s sole discretion, be retained solely by means of scanned images.

Section 2.09. Transfer of Escrows Funds, Custodial Funds, Advances and Reconciliation.

Within five (5) Business Days after the applicable Transfer Date, the Seller shall remit and deliver to Purchaser, or Purchaser’s designee, Escrow Funds, Custodial Funds and all other funds and collections net of the then outstanding Advances related to the Servicing Rights, the legal, right, title and interest to which were transferred to Purchaser on the Transfer Date and shall reconcile such amounts with the Purchaser in accordance with the Servicing Transfer Instructions.

Section 2.10. Investor Consents.

Seller agrees to obtain any written Investor approvals as required under the Applicable Requirements to effectuate any servicing transfers. Seller shall deliver to Purchaser the applicable written approvals of transfer of Servicing Rights no later than twenty (20) days prior to the related Transfer Date. To the extent the sale of any Servicing Rights is subject to approval by an Investor in accordance with the Applicable Requirements, Seller shall submit to each applicable Investor all materials necessary to obtain the related Investor Consents in a timely manner with respect to the transfer of Servicing Rights from Seller to Purchaser. Seller shall use commercially reasonable efforts to obtain Investor Consents promptly, and Purchaser shall cooperate with Seller in obtaining the Investor Consents. Seller shall pay any and all costs of securing Investor Consents for the transactions contemplated in this Agreement, including, without limitation, fees to the Investors for the transfer of Servicing Rights in accordance with the Applicable Requirements. Seller shall promptly notify Purchaser in writing if an Investor advises Seller that any Servicing Rights may not be transferred to Purchaser.

Section 2.11. Final Certification and Recertification.

Seller shall obtain such documents and shall take such steps as are necessary to enable Purchaser, through the exercise of reasonable efforts after the applicable Transfer Date, to obtain by the appropriate deadline the final certification and/or recertification, as applicable, of any Pool, including any required recertification of Pools in connection with the transfer of Servicing Rights to Purchaser hereunder. If Seller does not take such actions and, as a result, Purchaser cannot obtain by the appropriate deadline, through the exercise of reasonable efforts after the applicable Transfer Date, the final certification and/or recertification of any Pool, then upon the request of Purchaser, Seller shall (i) reimburse Purchaser for any reasonable expense or cost, including without limitation any internal expenses or costs, incurred by Purchaser in attempting to obtain final certification and/or recertification by the required deadline and (ii) reimburse Purchaser for any Losses resulting from, arising out of or relating to the failure to obtain final certification and/or recertification by the deadline.

On and after the applicable Transfer Date, all documents necessary for the final certification and/or recertification of a Pool shall be delivered by Seller to Purchaser or Purchaser’s designee. If Purchaser’s document custodian returns a document to Purchaser for correction or missing information, Purchaser shall forward the document to Seller, and Seller shall promptly correct the document or insert the appropriate information and return the document to Purchaser.

Section 2.12. Liability for Failure to Deliver Mortgage Files.

Purchaser shall have no liability for any failure to carry out its servicing responsibilities hereunder which is directly caused by the failure of Seller to deliver, or to cause a Prior Servicer to deliver, to Purchaser the Mortgage Files (or portions thereof) necessary to service the related Mortgage Loans in material compliance with the Applicable Requirements. Seller shall bear any material incremental out-of-pocket expenses incurred by Purchaser arising from the transfer of Mortgage Loans to Purchaser where either (i) the servicing for the Mortgage Loans cannot be transferred in all material respects in accordance with Applicable Requirements and the Servicing Transfer Instructions, (ii) the Mortgage Loans cannot be serviced in accordance with Applicable Requirements based on the information within the existing Mortgage Files or (iii) Purchaser shall, at Seller’s request, correct a Prior Servicer or Seller’s failure to maintain, for each Mortgage Loan, complete and accurate Mortgage Loan Documents or servicing records.

Section 2.13. Costs of Transfer.

Except as otherwise provided herein (i) Seller shall be responsible for all transfer and recording fees, costs and expenses with respect to the transfer of Servicing Rights, the delivery of Mortgage Loan Files and related documents, the remittance of Custodial Funds, and all other fees, costs and expenses incurred by Seller in its performance of its obligations under this Agreement, including without limitation the fees of Seller’s document custodian, attorneys and accountants, and (ii) Purchaser shall be responsible for the fees, costs and expenses of Purchaser in its performance of its obligations under this Agreement, including without limitation the fees of Purchaser’s attorneys and accountants.

Section 2.14. Notice to Borrowers.

Not less than fifteen (15) days prior to the applicable Transfer Date, Seller and Purchaser shall deliver to each borrower under an applicable Mortgage Loan a joint letter advising the borrower of the transfer of Servicing Rights contemplated herein. Such joint letter shall be mutually agreeable to the parties and shall comply with all Applicable Requirements, including, without limitation, the federal Real Estate Settlement Procedures Act, as amended, and Regulation X, as amended. The parties shall split the cost of such joint letter.

Section 2.15. Tax Contracts.

No later than the applicable Transfer Date, Seller shall assign to Purchaser the tax contracts with Fidelity National Tax Services on each Mortgage Loan, as applicable. In addition, Seller shall pay Fifteen Dollars ($15.00) per Mortgage Loan.

Section 2.16. Flood Contracts.

No later than the applicable Transfer Date, Seller shall assign to Purchaser the flood contracts with First American Flood Service on each Mortgage Loan, as applicable.

Section 2.17. Purchase of Goodwill Associated with the Business

From the date hereof until the Sale Date, Seller shall use commercially reasonable efforts to maintain the general character of the Business and conduct the Business in a commercially reasonable manner. Seller authorizes Purchaser to make offers of employment to Seller’s employees who work primarily in connection with the production of residential mortgage loans for the Business on such terms and conditions as Purchaser may determine in its sole discretion, and Seller shall cooperate with Purchaser to facilitate Purchaser’s consideration of such employment offers.

ARTICLE III.

PURCHASE OF SERVICING RIGHTS

Section 3.01. Purchase Price.

In full consideration for the transfer and sale of Servicing Rights as of a particular agreed upon Sale Date, Purchaser shall pay to Seller in the manner provided in Section 3.03, and subject to the adjustments provided for in Section 3.04, an amount equal to (i) the Purchase Price Percentage multiplied by the aggregate outstanding principal balance, as of the Sale Date, of the Mortgage Loans, plus (ii) all Advances funded by Seller, plus (iii) Two Million Dollars ($2,000,000.00).

Section 3.02. Verification of Purchase Price Items.

(a) Within five (5) Business Days prior to the Sale Date, Seller shall provide Purchaser with a preliminary Mortgage Loan Schedule that sets forth the Mortgage Loans relating to the Servicing Rights being purchased as of the Sale Date, the aggregate actual unpaid principal balance of each such Mortgage Loan as of the Sale Date and all other mortgage loan data reasonably required by the Purchaser at such time. On or prior to the Sale Date, the Seller shall deliver to Purchaser a preliminary Mortgage Loan Schedule relating to the Sale Date. If Purchaser notifies Seller that the preliminary Mortgage Loan Schedule is acceptable, then the Mortgage Loan Schedule shall become final. If, however, after reviewing the preliminary Mortgage Loan Schedule, Purchaser reasonably believes that there is an error in the preliminary Mortgage Loan Schedule, Purchaser may so notify Seller and in such event the Parties shall cooperate in connection with resolving the matter. Upon resolution of the matter, the Mortgage Loan Schedule shall be finalized, after any applicable revisions to the preliminary Mortgage Loan Schedule are made. The applicable portion of such payment, if any, shall promptly be returned by Seller to Purchaser, and any amounts received by Purchaser under the Interim Servicing Agreement shall promptly be returned by Purchaser to Seller relating to the applicable Servicing Rights, if (i) the conditions precedent set forth in Article V of this Agreement are not met by August 1, 2005 (including, but not limited to, the failure to receive the applicable Required Investor Consents) or (ii) any other Investor either (x) explicitly rejects the transfer of the related Servicing Rights or (y) does not provide a required Investor Consent, in writing, to the transfer of the related Servicing Rights by the initial Transfer Date but subsequently provides a written rejection of the request to transfer such Servicing Rights to Purchaser within six (6) months after the initial Transfer Date. Except in the case of the Servicing Rights pertaining to the MPF Bank as the Investor, an Investor shall be presumed to have consented to the transfer of the related Servicing Rights to Purchaser if such Investor neither provides an explicit Investor Consent nor rejects in writing a request for such Investor Consent within six (6) months after the initial Transfer Date pertaining to the Fannie Mae Servicing Rights. If permitted pursuant to the applicable Servicing Agreement, Purchaser shall subservice that portion of the Servicing Rights as to which the requisite Investor Consents have not been obtained by the initial Transfer Date, Purchaser shall pay the Purchase Price therefor (subject to the mechanics of Section 3.03(c), including, without limitation, the Holdback specified in Section 3.03(c) below), and Purchaser shall be entitled to both all of the economics related thereto and the Seller’s protections afforded under this Agreement, as if the Purchaser were the owner of such Servicing Rights; provided, that, Purchaser shall be responsible for its acts, errors and omissions as subservicer.

(b) By the sixtieth (60th) day following the Sale Date, Seller shall prepare and provide Purchaser with a schedule listing all Mortgage Loans that prepaid on or within thirty (30) days after the Sale Date (“Prepaid Mortgage Loans”) and the actual unpaid principal balances of which were included in the calculation of the related Purchase Price and appropriate supporting documentation. Upon agreement to the form and substance of such schedule by Purchaser, Seller shall promptly, but in no event later than thirty (30) days following receipt by Purchaser of such schedule, remit to Purchaser an amount equal to the portion of the Purchase Price paid by Purchaser on the related Sale Date attributable to such Prepaid Mortgage Loans.

Section 3.03. Payment of Purchase Price by Purchaser.

The Purchase Price for the Servicing Rights shall be paid by Purchaser to Seller as follows:

(a) Sale Date. On the Sale Date, Purchaser shall pay to Seller by wire transfer of immediately available funds (i) seventy percent (70%) of the estimated portion of the Purchase Price attributable to Section 3.01(i) hereof, and (ii) one hundred percent (100%) of the portion of the Purchase Price attributable to Sections 3.01(ii) and 3.01(iii) hereof. To the extent the Purchase Price Percentage, unpaid principal balance of the Mortgage Loans, or amount of Advances as of the Sale Date cannot be definitively determined, the forgoing calculations shall be based on such figures and amounts most recently available, and the amount of the Purchase Price paid as a result adjusted to reflect the Sale Date figures and amounts by an addition or subtraction to the amount paid pursuant to Section 3.03(b), as appropriate.

(b) Payment Date. Subject to the holdbacks and adjustments set forth in this Article III, on each Payment Date, Purchaser shall pay to Seller by wire transfer of immediately available funds the pro rata portion of the Purchase Price attributable to Section 3.01(i) hereof applicable to the Servicing Rights transferred on the related Transfer Date, net of any payments due pursuant to Section 2.15 hereof.

(c) Holdback. For each Mortgage Loan with respect to which Servicing Rights were transferred on the related Transfer Date, Purchaser shall hold back from the amount paid to Seller in accordance with Section 3.03(b) an amount (the “Holdback”) equal to equal to five percent (5%) of the Purchase Price attributable to Section 3.01(i) hereof applicable to such Servicing Rights. Within thirty (30) days following such Transfer Date, Purchaser shall deliver or cause to be delivered to Seller a list identifying any missing Mortgage Loan Documents with respect to such Mortgage Loans. Purchaser shall release the Holdback to Seller on a loan level, pro rata basis on the last Business Day of each month (beginning in the sixty (60) days the applicable Transfer Date) for each Mortgage Loan with respect to which Purchaser has received all of the Mortgage Loan Documents identified on such list (other than the recorded Assignments required as a result of this transaction), to include each Mortgage Loan with respect to which Purchaser has not identified any missing Mortgage Loan Documents on such list, provided, however, that the Holdback with respect to any Mortgage Loan shall be released not later than one hundred and eighty (180) days after the applicable Transfer Date, subject to withholding of any amount which may be due to Purchaser pursuant to Section 2.08 of this Agreement.

Section 3.04. Adjustments.

If within two hundred and ten (210) days after the payment of all or any portion of the Purchase Price, transfer of the Custodial Funds, payment for the Advances or the payment or transfer of any other amounts due under this Agreement to either Party, an error is discovered with respect to the calculation of the payment or amount transferred, within five (5) Business Days after the receipt of information sufficient to provide notice that payment is due, the Party benefiting from the error shall pay an amount sufficient to correct and reconcile the error and shall provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion), concerning the accuracy of such reconciliation.

Section 3.05. Form of Payment to be Made.

Unless otherwise agreed to by the Parties, all payments to be made by a party to another party, or such other party’s designee, shall be made to by wiring immediately available funds to the accounts designated by the party receiving the payment.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

Section 4.01. Representations and Warranties of the Seller.

Except as Previously Disclosed, Seller hereby makes the following representations and warranties as of the Sale Date and each related Transfer Date:

(a) Due Organization and Good Standing. Seller is a federal savings bank, duly organized, validly existing, and in good standing under federal law. Subject to all applicable Federal preemption laws, Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all applicable qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or Servicing Rights require it to be qualified or licensed, except where the failure of Seller to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on the ability of a Servicer to enforce any Mortgage Loan or to obtain the full benefits of any Servicing Rights;

(b) Authority and Capacity. Seller has all requisite organizational power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder. Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement;

(c) Effective Agreement. The execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereunder have been or will be duly and validly authorized by all necessary organizational or other action; this Agreement are valid and legally binding agreements of Seller enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance;

(d) No Conflict. Subject to (i) expiration of the waiting period under the HSR Act prior to the Sale Date and (ii) receipt of the Investor Consents on or prior to the applicable Transfer Dates, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its respective terms and conditions, shall (a) violate, conflict with, result in the breech of, constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the articles of incorporation, by-laws or other organizational documents of Seller, as applicable, or of any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which Seller is bound, or of any law, ordinance, rule or regulation of any governmental authority applicable to Seller, or of any order, judgment or decree of any court or governmental authority applicable to Seller, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon the Servicing Rights or any Mortgage Loans or the properties or assets of Seller;

(e) Consents, Approvals and Compliance. Any requisite consents or approvals of other Persons, including without limitation Investor Consents, to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby by Seller have been or will be obtained prior to the applicable Transfer Date or such other earlier or later date as expressly provided herein. Seller is approved and in good standing with each applicable Agency, Investor and Insurer. Seller has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of Seller or its ability to perform its obligations hereunder;

(f) Solvency. The sum of the assets of Seller, at fair valuation, exceeds the debts of Seller, the present fair saleable value of the assets of Seller is greater than the amount required to pay the liabilities of Seller on its debts as such debts become absolute and mature, and Seller has sufficient capital with which to conduct its business;

(g) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of Seller and is not a sale of all or substantially all of the assets of Seller. The transfer, assignment and conveyance of the Servicing Rights by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any jurisdiction, the laws of which apply to such transfer, assignment and conveyance;

(h) Insurance. Errors and omissions and fidelity insurance coverage, in amounts as required by the Agencies, are in effect with respect to Seller and will be maintained until the transactions contemplated by this Agreement have been consummated in accordance with terms hereof;

(i) Litigation. Except as Previously Disclosed, there is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to the best of seller’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to Seller that could have a material adverse effect upon: (i) the Servicing Rights being purchased by Purchaser hereunder; (ii) the performance by Seller of its obligations under the applicable Servicing Agreements; or (iii) the performance by Seller of its obligations under this Agreement;

(j) No Accrued Liabilities. There are no accrued or contingent liabilities of Seller with respect to the Mortgage Loans or Servicing Rights for which Purchaser would be responsible, or circumstances under which such accrued or contingent liabilities will arise against Purchaser, with respect to occurrences prior to the Sale Date;

(k) Brokers Fees. If Seller has utilized a broker for which a fee or commission may be due, Seller represents and warrants that such fee or commission shall be the sole responsibility of the Seller.

Section 4.02. Mortgage Loan and Servicing Rights Representations and Warranties.

Except as Previously Disclosed, the Seller hereby makes the following representations and warranties with respect to each Mortgage Loan and the related Servicing, as of the Sale Date:

(a) General Compliance. Each Mortgage Loan conforms in all material respects to the Applicable Requirements, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Agency, Investor or Insurer upon such sale, issuance of insurance or pooling, there has been no act or omission or alleged act or omission, or error by Seller or any employee, agent or representative acting on Seller’s behalf, with respect to the origination, underwriting or servicing of any of the Mortgage Loans which are not in conformity with the Applicable Requirements. Each Mortgage Loan has been originated, underwritten and serviced in compliance with all Applicable Requirements. Seller is not otherwise in default with respect to Seller’s obligations under the applicable Servicing Agreement or Applicable Requirements;

(b) Enforceability of Mortgage Loan. Each Mortgage Note and the related Mortgage Instrument are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance. All parties to the Mortgage Note and the Mortgage Instrument had legal capacity to execute the Mortgage Note and the Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense against Purchaser, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage Instrument, or the exercise of any right there under, render either the Mortgage Note or the Mortgage Instrument unenforceable by Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense against Purchaser, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted to Seller or any Originator with respect thereto;

(c) Disbursements; Future Advancements. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds, except for escrows established or created due to seasonal weather conditions, therefore have been satisfied. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan were paid. There is no obligation on the part of Seller, or of any other party, to make supplemental payments in addition to those made by the Mortgagor. Any future advances that were made in connection with a Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage Instrument, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage Instrument securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy meeting the standards of the Applicable Requirements. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(d) Priority of Lien. Each Mortgage Instrument has been duly acknowledged and recorded and is a valid and subsisting first lien, and the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage Instrument, other than (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by the Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no mechanics or similar liens or claims which have been filed for work, labor or material (and to the best of Seller’s knowledge no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage Instrument. All tax identifications and property descriptions in the Mortgage Instruments are legally sufficient;

(e) Title Insurance. For any Mortgage Loan secured by Mortgaged Property located in the state of Iowa, an opinion of counsel of the type customarily rendered in such state in lieu of title insurance has been received and is acceptable to the applicable Investor. Each other Mortgage Loan is or will be covered by an ALTA lender’s mortgage title insurance policy that is in an amount and form acceptable to the applicable Agency and Investor, with such endorsements, including without limitation endorsements regarding environmental hazards and toxic substances and regarding adjustments to the interest rate, as required by the applicable Investor. The title insurance policy has been or will be issued by a title insurer acceptable to the applicable Investor with respect to the Mortgage Loan, and insures or will insure the mortgagee, its successors and assigns, as to the first priority lien of the Mortgage Instrument in the original principal amount of the Mortgage Loan. The mortgagee, its successors and/or assigns, is the named insured and the sole insured of such mortgage title insurance policy, proper assignment of the title policy has been or by the applicable Transfer Date will be made to Purchaser, and the assignment to Purchaser of such interest in such mortgage title insurance policy does not require the consent of or notification to the Insurer, or any required consent has been obtain by Seller at the time of assignment. Such mortgage title insurance policy is in full force and effect, no claims have been made under such mortgage title insurance policy, and neither Seller nor any Originator, as applicable, has done, by act or omission, anything that would impair the coverage of such mortgage title insurance policy;

(f) No Default/No Waiver. There is no default, breach, violation or event of acceleration existing under any Mortgage Loan that is not an Bankruptcy Loan, Litigation Loan, a Mortgage Loan that has been referred to an attorney for foreclosure proceedings, or a Mortgage Loan that is one or more payments past due, and to the best of Seller’s knowledge no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Seller has not waived any default, breach, violation or event of acceleration, in connection with any Mortgage Loan than any Mortgage Loan that is a Bankruptcy Loan, Litigation Loan, a Mortgage Loan that has been referred to an attorney for foreclosure proceedings, or a Mortgage Loan that is one or more payments past due. Other than as approved by the applicable Investor and Insurer, neither Seller nor Originator has (i) agreed to any modification, extension or forbearance in connection with a Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, or (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument, and the written instrument necessary to effect any of the foregoing has been recorded, if necessary, and is held in the Mortgage File and satisfies the Applicable Requirements. Seller has not advanced its funds to cure a default or delinquency with respect to any such Mortgage Loans, other than required Advances with respect to deficiencies under the Mortgage Instruments; or, except with respect to Buydown Loans, induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

(g) Application of Funds. All payments received by Seller with respect to any Mortgage Loan have been remitted and property accounted for as required by Applicable Requirements. All funds received by Seller in connection with the satisfaction of Mortgage Loans, including but not limited to insurance proceeds from hazard losses, have been deposited in the appropriate Custodial Account, and all such funds have been applied to reduce the principal balance of the Mortgage Loan in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by Applicable Requirements, or are or will be on deposit in an appropriate Custodial Accounts on the Transfer Date. The unpaid balance of each Mortgage Loan is as stated in the Mortgage File to be delivered to Purchaser;

(h) Mortgage Insurance. Each Mortgage Loan which is represented by Seller to have mortgage insurance or a guaranty certificate has such, and each of Seller and any Originator, has complied with applicable provisions of the insurance or guaranty contract and all other Applicable Requirements. All premiums or other charges due in connection with such insurance or guaranty have been paid, there has been no act or omission that would or may invalidate any such insurance or guaranty with respect to Purchaser, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off which could be charged against Purchaser affecting the validity or enforceability of any mortgage insurance or guaranty with respect to a Mortgage Loan;

(i) Compliance with Laws. Seller and each Originator have complied with the Applicable Requirements, and any and all other applicable federal, state, or local law, statute, ordinance, rule, regulation, or order pertaining to the subject matter of this Agreement, including, without limitation, the Federal Fair Housing Act, federal Equal Credit Opportunity Act and Regulation B, Federal Fair Credit Reporting Act, Federal Truth in Lending Act and Regulation Z, National Flood Insurance Act of 1968, Federal Flood Disaster Protection Act of 1973, Federal Real Estate Settlement Procedures Act and Regulation X, Federal Fair Debt Collection Practices Act, Federal Home Mortgage Disclosure Act and Regulation C, and state consumer credit and usury codes and laws;

(j) High Cost Mortgage Loans. No Mortgage Loan is classified as a “high cost mortgage” under Section 32 of the Home Ownership and Equity Protection Act of 1994 or is considered a “high cost mortgage” loan under any other federal, state or local anti-predatory lending law applicable at the time the loan was originated. Each Originator was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by Purchaser;

(k) Filing of Reports. Seller has filed all reports required by Agencies, Investors and Insurers with respect to the Mortgage Loans and the Servicing Rights. Seller has filed, or will file, all IRS Forms, including but not limited to Forms 1041 K1, 1041, 1099 INT, 1099 MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing Rights for activity that occurs on or before the Sale Date;

(l) Custodial and Escrow Accounts. All Custodial and Escrow Accounts required to be maintained by Seller have been established and continuously maintained in accordance with Applicable Requirements. Custodial Funds and Escrow Funds received by Seller have been credited to the appropriate Custodial Account and Escrow Account, respectively, and have been retained in and disbursed from the Accounts in accordance with the Applicable Requirements. The required amount of the Mortgage Escrow Payment for each Mortgage Loan was analyzed when required by the Applicable Requirements, and the amount was established to avoid a deficiency or, adjusted to eliminate any deficiency discovered, as applicable. Additionally, Seller and each Originator has (i) computed the amount of the Mortgage Loan Payments in accordance with Applicable Requirements, (ii) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments, and when required by the Applicable Requirements has advanced its own funds to pay such charges and items, and (iii) delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with the related Escrow Accounts, including without limitation statements upon the creation of the related Escrow Accounts and required statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments;

(m) Mortgage Escrow Payments. There exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made in accordance with the Applicable Requirements, and no Mortgage Escrow Payments or other charges or prepayments due from Mortgagor have been capitalized under any Mortgage Instrument or the related Mortgage Note;

(n) Advances. The Advances are valid and subsisting amounts owing to Seller, are carried on the books of Seller at values determined in accordance with generally accepted accounting principles and are not subject to any set-offs or claims of the account debtor arising from acts or omissions of Seller that could be asserted against Purchaser, are fully collectible, and Seller has not received any notice from an Agency, Investor, Insurer or other appropriate party in which the Agency, Investor, Insurer or party disputes or denies a claim by Seller for reimbursement in connection with an Advance;

(o) Investor Remittances and Reporting. Seller and each Originator has remitted or otherwise made available to each applicable Investor (i) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (ii) all advances of principal and interest payments required by such Servicing Agreements. In accordance with the Applicable Requirements, Seller has prepared and submitted to each applicable Investor all reports in connection with such payments required by the Applicable Requirements;

(p) Bills. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, ground rents relating to the Mortgage Loans have been paid by Seller to the extent such items are required to be paid by Seller pursuant to Applicable Requirements, up to the Sale Date. Each Mortgage Loan is covered by a valid and assignable, fully paid, life of loan tax service contract, in full force and effect, that meets the Applicable Requirements, and Seller has provided Purchaser with a list, to be updated as of the Transfer Date, identifying each such contract by contract number;

(q) Hazard and Related Insurance. All improvements upon the Mortgaged Property are insured against loss by fire, hazards of extended coverage, and such other hazards as is customary in the area in an amount that is at least equal to the outstanding principal balance of the Loan, subject to Applicable Requirements that limit the amount of such insurance that may be required. The insurance policy is in a form, and is issued by an Insurer, that is acceptable to (i) the applicable Agency and Investor with respect to the Mortgage Loan, or (ii) if the applicable Investor does not specify standards for the form of policy or Insurer, Fannie Mae with respect to the Mortgage Loan. If the Mortgaged Property is in an area identified by the Federal Emergency Management Agency as having special flood hazards, then the Mortgaged Property is covered by a flood insurance policy that is in a form, and is issued by an insurer, acceptable to the applicable Agency and Investor, and the policy is in an amount that is at least equal to (i) the outstanding principal balance of the Mortgage Loan, or (ii) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973, whichever is less; provided, however, that flood insurance will not be required if the Mortgaged Property is an individual unit in a condominium if the applicable Agency and Investor do not require such insurance with respect to the unit. The Mortgage Instrument for each Mortgage Loan obligates the related Mortgagor to maintain all insurance required described above and to pay all premiums and charges in connection therewith, and on the Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at

Mortgagor’s cost and expense and to seek reimbursement therefore from the Mortgagor. All such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid;

(r) Condominiums and Planned Unit Developments. If the Mortgaged Property is an individual unit in a condominium project or an individual unit in a planned unit development, then the common elements and property of the condominium project or the common areas and property of the planned unit development are insured against loss by fire, hazards of extended coverage, flood and such other hazards as required by the applicable Agency and Investor. Without limiting the foregoing, each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable to the applicable Agency and Investor with respect to the condominium project or planned unit development. Additionally, if the Mortgaged Property is an individual unit in a condominium project or an individual unit in a planned unit development, then general liability, fidelity and all other insurance required by the applicable Agency and Investor is maintained in connection with the condominium project or planned unit development, and each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable to the applicable Agency and Investor with respect to the condominium project or planned unit development. All such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid. Each insurance policy required includes the following special endorsements, to the extent required by the Applicable Requirements:

(i) Advance written notice will be given in writing to the mortgagee, its successors and/or assigns in the event the policy is to be canceled, no earlier than the time specified in the Applicable Requirements.

(ii) The mortgagee, its successors and/or assigns, or such other appropriate Persons specified by the Applicable Requirements, must be named in the mortgagee clause or loss payment clause, requiring any loss be paid to the mortgagee, its successors and/or assigns, or such other appropriate Persons. This clause must be written into the policy and provide that in the event of loss, the interest of the mortgagee as successor in interest is not impaired by an act or neglect of the Mortgagor, any foreclosure, notice of sale or any change in ownership of the Mortgaged Property. Seller has provided the appropriate Insurer with such notice, or has obtained such consent, as is necessary to designate the appropriate Persons required by the Applicable Requirements as loss payee on each such insurance policy.

(s) Casualty Insurance Proceeds. Other than with the consent of the applicable Agency, Investor and Insurer providing mortgage insurance, to extent that such consent was required under the Applicable Requirements, no casualty insurance proceeds for property damage have been used to reduce Mortgage Loan balances or for any other purpose, other than the making of repairs to the Mortgaged Property. There are no uninsured casualty losses or casualty losses where coinsurance has been (and Seller has no reason to believe, will be) claimed by an Insurer or where the loss, exclusive of contents, is greater than the recovery, less actual expenses incurred in such recovery from the Insurer;

(t) Damage, Condemnation and Related Affairs. There exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property. All of the improvements that were included for the purpose of determining the appraised value of the Mortgaged Property for a Mortgage Loan lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property does not and has not been in violation of any standards under, applicable statutes, ordinances, rules, regulations, orders or decisions with regard to pollutants or hazardous or toxic substances, including without limitation the Comprehensive Environmental Response, Compensation anti Liability Act, Federal Water Foliation Control Act, Clean Air Act, and Toxic Substances Control Act, as such laws are amended and supplemented from time to time and any analogous federal, state or local statutes, rules and regulations;

(u) Pools. All Pools have been initially certified, if required by the Applicable Requirements (in accordance with such requirements), and the securities and participation certificates backed by, or payments with respect to which are supported by, Pools have been issued on uniform documents pursuant to the Applicable Requirements without any material deviations there from. All Pools shall be, when transferred to Purchaser, eligible for final certification and/or recertification, as applicable, by Purchaser’s custodian. The Mortgage Files to be delivered to Purchaser will include all documents customarily available as of the time of delivery that are necessary in order for Purchaser’s document custodian to finally certify and/or recertify the Pools in accordance with the Applicable Requirements. Each Mortgage Loan included in a Pool meets all eligibility requirements of the applicable Investor for inclusion in such Pool. No Mortgage Loan has been bought out of a Pool without all required approvals of the applicable Investor. Each Pool is properly balanced and fully funded;

(v) Mortgage File. The Mortgage File contains each of the documents and instruments specified to be included therein and required to be maintained under the Applicable Requirements; and such document or instrument is duly executed and in a form acceptable to the applicable Agency, Investor and Insurer;

(w) Good Title. Subject to the transactions provided for herein, Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights. The sale, transfer and assignment by Seller to Purchaser of the Servicing Rights, and the instruments required to be executed by Seller and delivered to Purchaser pursuant to the Applicable Requirements are, or will be on the Transfer Date, valid and enforceable in accordance with their terms and will effectively vest in Purchaser good and marketable title to the Servicing Rights, free and clear of any and all liens, claims, or encumbrances. Seller has not previously assigned, transferred or encumbered the Servicing Rights, and Seller has full right and authority, subject to no interest, or agreement with, any other party, to sell and assign the Servicing Rights to Purchaser pursuant to this Agreement;

(x) Appraisals; Loan to Value Ratio. The loan-to-value ratio of each Mortgage Loan did not, at the time of origination, exceed the maximum amount permitted by the Applicable Requirements for such Mortgage Loan. The appraisal prepared in connection with each Mortgaged Property provided an accurate estimate of bona fide market value of the Mortgaged Property at the time of origination, was prepared by a qualified appraiser with no direct or indirect interest in the Mortgaged Property, and both the appraisal and the appraiser satisfied all Applicable Requirements;

(y) Fraud. No fraud occurred on the part of Seller, Originator, Prior Servicer or a Mortgagor in connection with any Mortgage Loan that could materially and adversely affect Purchaser or the Servicing Rights, or result in Purchaser incurring Losses;

(z) Audits. Within the three (3) years immediately preceding the Sale Date, Seller has not been the subject of an audit by any Agency, Investor or Insurer, to the extent where the results of such audit finding could reasonably be expected to have a material adverse effect on all or any significant portion of the Servicing Rights or on Seller’s ability to perform its obligations under this Agreement;

(aa) Quality Control. The Mortgage Loans have been subject to Seller’s origination and servicing quality control reviews and internal audits to no less a degree than other residential mortgage loans originated or serviced by Seller. Within the three (3) years immediately preceding the Sale Date, Seller’s internal quality control reviews and audits have not revealed a failure to comply with Applicable Requirements in connection with the Mortgage Loans that could reasonably be expected to have a material adverse effect on all or any portion of the Servicing Rights or on Seller’s ability to perform its obligations under this Agreement;

(bb) Representations and Warranties to Agencies, Investors and Insurers. All representations and warranties made by Seller to the applicable Agencies, Investors and Insurer in connection with the Mortgage Loans and Servicing Rights are incorporated herein by reference and inure to the benefit of Purchaser;

(cc) Mortgage Loan Characteristics. The information set forth in the data tape or tapes delivered to Purchaser pursuant to Section 2.06, with respect to the related Servicing Rights and Mortgage Loans are true, accurate and complete in all material respects. No Mortgage Loans are secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation;

(dd) Mortgaged Property. Each Mortgaged Property consists of a contiguous parcel of real property with a one-to-four family detached home, row house or townhouse erected thereon, or an individual unit condominium project or planned unit development, none of which is a mobile home or manufactured dwelling or cooperative. Each Mortgage Loan with respect to which the Mortgaged Property is an individual unit in a condominium project, planned unit development is identified in the Mortgage Loan Schedule. If the Mortgaged Property is an individual unit in a condominium project or planned unit development, then (i) the condominium project or planned unit development, as applicable, meets, and during all times relevant to the Mortgage Loan has met all Applicable Requirements, and (ii) the Mortgaged Property was appraised and the Mortgage Loan was underwritten in accordance with any and all special appraisal and underwriting methods under the Applicable Requirements. The Mortgaged Property for each loan is, or will be, occupied by the related Mortgagor as the Mortgagor’s primary residence, or otherwise meets, or will meet, the applicable occupancy conditions for the type of Mortgage Loan under the Applicable Requirements;

(ee) No Recourse. None of the Servicing Agreements provide for Recourse to the Servicer;

(ff) Notice of Relief Requested Pursuant to the Servicemembers Civil Relief Act. Seller has not received notice from any Mortgagor or other party with respect to the Mortgage Loans of a request for relief pursuant to or invoking any of the provisions of the Servicemembers Civil Relief Act or any other federal or state law that would have the effect of suspending or reducing the Mortgagor’s payment obligations under a Mortgage Loan or that would prevent or restrict the ability of the Servicer to commence or continue with the foreclosure of the Mortgage Loan;

(gg) Customary Provisions. The Mortgage Loan Documents contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the material benefits of the security provided thereby, including, (i) in the case of a Mortgage Instrument designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor that would prevent the sale of the Mortgaged Property by trustee’s sale or the foreclosure of the Mortgage Instrument;

(hh) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral other than the lien of the corresponding Mortgage Instrument;

(ii) Deeds of Trust. In the event the Mortgage Instrument constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage Instrument, and no fees or expenses are or will become payable by the Purchaser, or the applicable investor, or their respective successors and Assigns to the trustee under the deed of trust, other than in connection with a trustee’s sale after default by the Mortgagor;

(jj) Adjustable Rate Mortgage Loans. If the Mortgage Loan Documents provide that the interest rate or installment or payment amount of the Mortgage Note may be adjusted prospectively, then: (i) all of the terms of the Mortgage Loan Documents may be enforced by the holder thereof, its successors and assigns, (ii) any such adjustments will not, or did not, affect the priority of the lien or the related Mortgage Instrument, and (iii) adjustments have been or were made, as applicable, and the respective Mortgagors advised thereof, in accordance with the Applicable Requirements; and

(kk) No Refinance Arrangement. There is no agreement, arrangement or understanding between any of Seller or any Originator and the Mortgagor to refinance the Mortgage Loan.

Section 4.03. Representations and Warranties Of Purchaser

Purchaser hereby makes the following representations and warranties to the Seller as of the Sale Date and each related Transfer Date.

(a) Due Incorporation and Good Standing. Purchaser is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States. Purchaser has in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of Purchaser to possess such adverse qualifications, licenses, permits. approvals and registrations would not have a material affect on Seller;

(b) Authority and Capacity. Purchaser has all requisite corporate power, authority and capacity, to execute and deliver this Agreement and to perform all of its obligations hereunder. Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement;

(c) Effective Agreement. The execution, delivery and performance of this Agreement by Purchaser and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate, shareholder or other action by Purchaser; and this Agreement have been duly and validly executed and delivered by Purchaser, and this Agreement is the valid and legally binding agreement of Purchaser and enforceable against Purchaser in accordance with its terms, subject to the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and the discretion of a court to grant specific performance;

(d) No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transaction hereby and thereby, nor compliance with its respective terms and conditions, shall (i) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of Purchaser’s charter or by-laws, or of any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which Purchaser is now a party or by which it is bound, or of any order, judgment or decree of any court or governmental authority applicable to Purchaser, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of Purchaser;

(e) Consents, Approvals and Compliance. Except for the Investor Consents, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Purchaser of its obligations hereunder. Purchaser is approved by and in good standing with each Agency, Investor or Insurer, as necessary, in order to assume responsibility for the Servicing Rights. Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of Purchaser or its ability to perform its obligations hereunder;

(f) Solvency. The sum of the assets of Purchaser, at fair valuation, exceeds the debts of Purchaser, the present fair saleable value of the assets of Purchaser is greater than the amount required to pay the liabilities of Purchaser on its debts as such debts become absolute and mature, and Purchaser has sufficient capital with which to conduct its business;

(g) Litigation. Except as disclosed in writing by Purchaser prior to the execution of this Agreement, there is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to Purchaser’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to Purchaser that could have a material adverse effect upon the performance by Purchaser of its obligations under this Agreement;

(h) Approved Seller / Servicer. (i) Purchaser is an approved seller/servicer of residential mortgage loans for each Agency and Investor, as necessary and applicable, with such facilities, procedures and personnel necessary for the sound servicing of mortgage loans similar to the Mortgage Loans; (ii) Purchaser is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations to service the Mortgage Loans, and (iii) no event has occurred which would make Purchaser unable to comply with eligibility requirements or which would require notification to each Agency and Investor, as necessary and applicable; and

(i) No Broker. Purchaser represents and warrants to Seller it has not utilized the services of a broker for which a fee or commission is due.

Section 4.04. Repurchase of Mortgage Loans.

In the event any Agency or Investor successfully demands repurchase of any Mortgage Loan, Purchaser, subject to any limitations of the applicable Investor, may demand that Seller (i) repurchase from Purchaser the affected Mortgage Loan, or (ii) provide Purchaser with the amount of funds necessary to repurchase such Mortgage Loans. To the extent permitted by the applicable Investor, Purchaser shall provide Seller with the opportunity, at Seller’s sole cost and expense, to cure any resultant defects in the affected Servicing Rights and Mortgage Loans.

In connection with the repurchase of a Mortgage Loan, the amount of funds that Seller shall provide to Purchaser shall equal the amount of funds that Purchaser must provide to the applicable Agency or Investor to effect the repurchase. Subject to Applicable Requirements, when Seller is required to either purchase a Mortgage Loan, such purchase or repurchase shall be accomplished within fifteen (15) Business Days following receipt from Purchaser of written demand pursuant hereto. Upon completion of such repurchase by Seller, Purchaser shall forward to Seller all servicing records and all documents relating to such repurchased Mortgage Loan.

Notwithstanding anything to the contrary, however, Seller shall have a thirty (30) day cure period from receipt of written notice of breach, unless the Agency, Investor or its successor in interest provides otherwise or unless a further extension of time is granted by the Agency, Investor, or its successor in interest; and Seller shall have the right to appeal an Agency or Investor repurchase request in accordance with the Agency or Investor guidelines and within the time period permitted by the Agency or Investor.

Anything to the contrary contained in this Agreement notwithstanding, it is understood and agreed that the obligations of the Seller set forth in this Section 4.04 to cure or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in Section 2.12 and Section 6.01, constitute the sole remedies of the Purchaser respecting a breach of the representations and warranties or events of default contained in this Agreement.

Section 4.05. Repurchase Price for Related Servicing Rights.

To the extent Seller repurchases any Mortgage Loan pursuant to Section 4.04, Seller shall in addition pay an amount to Purchaser for the repurchase of the related Servicing Rights. The repurchase price for any such Servicing Rights shall equal the sum of (i) the Purchase Price Percentage multiplied by the then outstanding principal balance for the related Mortgage Loan, (ii) all other sums paid by Purchaser to Seller for such Servicing Rights and for the related Advances to the extent Purchaser has not been reimbursed for such Advances by the respective Mortgagors or otherwise, and (iii) all other documented unreimbursed Losses incurred by Purchaser in connection with such Servicing Rights after the applicable Transfer Date, except to the extent that such Losses are attributable to Purchaser’s failure to service the related Mortgage Loans in accordance with Applicable Requirements.

The repurchase price for such Servicing Rights as stated above shall be subject to the following adjustments: from the Transfer Date until the second anniversary of the Transfer Date, Seller shall repay Purchaser one hundred percent (100%) of the repurchase price; after the second anniversary of the Transfer Date and until the third anniversary of the Transfer Date, Seller shall repay Purchaser seventy-five percent (75%) of the repurchase price; after the third anniversary of the Transfer Date and until the fourth anniversary of the Transfer Date, Seller shall repay Purchaser fifty percent (50%) of the repurchase price; after the fourth anniversary of the Transfer Date, Seller shall repay Purchaser twenty-five percent (25%) of the repurchase price. Seller will perform a post-billing reconciliation that will reflect the adjustments agreed to in this paragraph.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.01. Conditions Precedent to the Obligations of the Purchaser.

The obligations of Purchaser under this Agreement are subject to the satisfaction in all material respects, at or prior to the Sale Date and each Transfer Date, as applicable, of each of the following conditions, any or all of which may be waived in writing by Purchaser:

(a) Correctness of Representations and Warranties. The representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Sale Date, and are and correct in all material respects on each Transfer Date, as applicable;

(b) Compliance with Conditions. All material terms, covenants and conditions of this Agreement required to be complied with and performed by Seller at or prior to the Sale Date or Transfer Date, as applicable, shall have been duly complied with and performed by Seller in all material respects;

(c) Investor Approval. Prior to the initial Transfer Date, each of the Required Investor Consents shall have been issued by the applicable Investors and delivered to Purchaser, and in each case such Investor Consent shall not materially and adversely modify the rights of the Servicer with respect thereto, or otherwise contain any term or condition that could adversely affect the value of the Servicing Rights to Purchaser or would impose any cost or obligation on Purchaser not normally imposed in the ordinary course of a transfer of servicing rights; and

(d) HSR Act. If determined to be applicable to the sale of the beneficial interest in and to the Servicing Rights, the applicable waiting period under the HSR Act shall have expired.

Section 5.02. Conditions Precedent to the Obligations of the Seller

The obligations of Seller under this Agreement are subject to the satisfaction in all material respects, at or prior to the Sale Date and each Transfer Date, as applicable, of each of the following conditions, any or all of which may be waived in writing by Seller:

(a) Correctness of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement are true and correct in all material respects as of the Sale Date and are correct in all material respects on each Transfer Date;

(b) Compliance with Conditions. All material terms, conditions and covenants of the Agreement required to be complied with and performed by Purchaser at or prior to the Sale Date or Transfer Date, as applicable, shall have been duly complied with and performed by Purchaser in all material respects;

(c) Investor Consents. Prior to the initial Transfer Date, each of the Required Investor Consents shall have been issued by the applicable Investors and delivered to Purchaser, and in each case such Investor Consent shall not materially and adversely modify the rights of the Servicer with respect thereto, or otherwise contain any term or condition that could adversely affect the value of the Servicing Rights to Purchaser or would impose any cost or obligation on Purchaser not normally imposed in the ordinary course of a transfer of servicing rights; and

(d) HSR Act. If determined to be applicable to the sale of the beneficial interest in and to the Servicing Rights, the applicable waiting period under the HSR Act shall have expired.

ARTICLE VI.

INDEMNIFICATION; CLAIMS

Section 6.01. Indemnification of Purchaser.

Subject to Section 6.03 below, Seller shall indemnify and hold Purchaser harmless from, during the life of the Mortgage Loans, and will reimburse Purchaser for, any and all Losses incurred by Purchaser to the extent that such Losses arise out of, relate to, or result from:

(a) a breach of any representation or warranty made by Seller in this Agreement, provided, however, that for purposes of determining whether a breach of a representation or warranty made by Seller in this Agreement has occurred for purposes of this Section 6.01, no effect shall be given to any exception or qualification Previously Disclosed in Schedules 4.01(i), 4.02(a) or 4.02(y) of the Disclosure Schedule;

(b) a failure by Seller to perform or observe any term or provision of this Agreement;

(c) litigation pending or threatened as of the Sale Date in connection with the Servicing Rights transferred to Purchaser, including without limitation the specific matters referenced in Section 4.01(i) and any litigation related to a Bankruptcy Loan or Litigation Loan as of the Sale Date. With respect to those matters, if any, referenced in Section 4.01(i), Seller shall have the sole responsibility of defending, settling or otherwise disposing of such matters;

(d) any Recourse relating to a Mortgage Loan, whether or not Previously Disclosed, and

(e) any obligation, liability or expense resulting from the Seller’s use of a broker.

Section 6.02. Indemnification of Seller.

Subject to Section 6.03 below, Purchaser shall indemnify and hold Seller harmless from, and will reimburse Seller for, any and all Losses incurred by Seller after the Sale Date to the extent that such Losses result from:

(a) a breach of any representation or warranty made by Purchaser in this Agreement;

(b) a failure by Purchaser to perform or observe any term of provision of this Agreement; or

(c) the failure by Purchaser to service the Mortgage Loans with respect to which the Servicing Rights are transferred to Purchaser hereunder in accordance with the Applicable Requirements.

Section 6.03. Notice and Settlement of Claims.

Each Party to this Agreement shall promptly notify the other Party in writing of the existence of any material fact known to it giving rise to any obligations of the other Party under this Article VI and, in the case of any Claim brought by a third party, which may give rise to any such obligations, each Party shall promptly notify the other Party of the making of such Claim or the commencement of such action by a third party as and when same becomes known to it. The indemnifying party (the “Indemnify Party”) may, at its own cost and expense, assume and control defense of any third party Claim, including, without limitation, the right to designate counsel and to control all negotiations, litigation, settlements, compromises and appeals of any such Claim or potential Claim; provided that the counsel is satisfactory to the indemnified party (“Indemnified Party”) in the exercise of its reasonable discretion. The Party not controlling the defense or prosecution of any such Claim may participate at its own costs and expense. Notwithstanding the foregoing, if Purchaser is the Indemnified Party and Purchaser reasonably believes that the assumption of the defense or prosecution of all or a portion of a third party Claim is necessary to assure that its right or ability to enforce a material portion of its other mortgage loans or servicing rights or to assure that its method of doing business or its authority and approvals to service are not materially impaired, then, upon notice to Seller from Purchaser, Seller shall permit such assumption by Purchaser, provided that Purchaser shall be solely responsible for all costs and fees related to the defense or prosecution as the case may be. However, Purchaser’s payment of such costs shall in no way limit or waive the indemnification obligations of Seller. Neither the Indemnifying Party nor the Indemnified Party shall be entitled to settle, compromise, decline to appeal, or otherwise dispose of any third party Claim, without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, such consent shall not be required for such a Claim involving less than Ten Thousand Dollars ($10,000), unless the other Party reasonably believes that the settlement, compromise, declination to appeal or other disposition may (i) prejudice the Party in connection with other Claims or potential Claims, or (ii) result in injunctive or other relief (excepting the payment of monetary damages) against the Party that could materially interfere with the business, operations, assets, condition or prospects of the Party. Following the discharge of the Indemnifying Party’s obligations, the Indemnified Party shall, subject to Applicable Requirements, assign to the Indemnifying Party any and all related Claims against third parties. Within fifteen (15) days after receipt, the Indemnified Party shall refund to the Indemnifying Party the amounts of all recoveries received by the Indemnified Party with respect to any claim with respect to which it is reimbursed for Losses.

Following the receipt of written notice from the Indemnified Party of a demand for indemnification, the Indemnifying Party shall seek to cure the problem giving rise to the demand, if possible, and pay the amount for which it is liable, or otherwise take the actions which it is required to take within thirty (30) days or such other time as may be required by the applicable Investor, Insurer or third party claimant. As to any Claim for indemnity for which notice is given as hereinbefore provided, the corresponding obligation of indemnity shall continue to survive until whichever of the following events first occurs: (i) the Indemnifying Party shall have discharged its obligation of indemnity to the Indemnified Party with respect to such claim, as required hereunder; (ii) a court of competent jurisdiction shall have finally determined that the Indemnifying Party is not liable to the Indemnified Party with respect to such claim; or (3) the Indemnified Party shall have released in writing (or be held to have released) the Indemnified Party from any liability with respect to such claim.

Section 6.04. Mitigation of Losses.

An Indemnified Party shall, to the extent practicable and reasonably within its control, make good faith efforts to mitigate any Losses of which it has adequate notice, provided that an Indemnified Party shall not be obligated to act in a manner which it reasonably believes is adverse to its own best interests. Nothing in this Section 6.04 shall be construed as obligating either Party to pursue deficiency judgments from borrowers on foreclosed Mortgage Loans.

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Supplementary Information.

From time to time prior to and after each Transfer Date, Seller shall furnish to Purchaser such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available to Seller as Purchaser may reasonably request or which may be necessary to enable Purchaser to file any reports due to the Investors in connection with the related Mortgage Loans or Servicing Rights.

Section 7.02. Access to Information.

Seller shall allow Purchaser and its counsel, accountants, and other representatives, reasonable access, during normal business hours throughout each Interim Servicing Period, to all of Seller’s files, books and records directly relating to the related Servicing Rights, the Mortgage Loans, Custodial Accounts and Advances. Purchaser and its representatives and affiliates shall treat all information obtained in such investigation, not otherwise in the public domain, as confidential and shall not use any such information for its own benefit, unless Purchaser acquires the related Servicing Rights hereunder.

Section 7.03. Further Assurances.

The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary to effectuate the purposes of this Agreement. Purchaser and Seller shall cooperate in good faith to consummate the transactions contemplated by this Agreement.

With respect to notices and filings required to be made pursuant to the HSR Act, Seller and Purchaser will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect such filings. Each of Seller and Purchaser will have the right to review in advance, and to the extent practicable each will consult with the other with respect to, all material written information to be included in such filings, subject to applicable laws relating to the exchange of information. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees, upon request, to furnish the other party with all information concerning itself and such other matters as may be reasonably necessary or advisable in connection with such filings.

Section 7.04. Survival.

All representations and warranties of the Parties set forth herein shall survive the Sale Date and the applicable Transfer Date, provided, however, and notwithstanding anything to the contrary herein, neither Party shall have any obligation under Sections 4.04, 4.05, 6.01 or 6.02 unless such Party receives the required notice or demand under the applicable Section on or before the date that is five (5) years after the Sale Date, and provided further, that if such notice or demand is timely given, indemnification for Losses after such five (5) year period shall be limited to those claims as to which (i) actual Losses have begun to accrue prior to the expiration of such five (5) year period but the total liability has not yet been fixed or (ii) notice has been received by a Party from a third party of a Claim that will cause actual Losses to accrue after such five (5) year period as a result of the passage of time, including without limitation, pending curtailments, lawsuits or government investigations, in which case such survival period will be extended for such Mortgage Loans in order to cover the finally determined Losses related thereto;

Section 7.05. Assignment.

Neither Party shall assign, sub-license, sub-contract, charge or otherwise encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 7.06. Due Diligence.

The Parties agree that any and all determinations made by Purchaser in connection with its due diligence review of Mortgage Loans, Servicing Rights and related books and records shall not be evidence that Seller has complied with any of its representations, warranties, or covenants under this Agreement.

Section 7.07. Notices.

Except as otherwise expressly permitted by this Agreement, all notices and statements to be given under this Agreement are to be in writing, delivered by hand, facsimile, national overnight mail service, or first class United States mail, postage prepaid and certified with return receipt requested, to the following addresses or facsimile numbers, as applicable (which addresses and facsimile numbers may be revised by notice):

if to the Purchaser to:

Wells Fargo Home Mortgage

1 Home Campus

Des Moines, IA 50328-0001

Attention: John B. Brown, MAC X2401-042

Fax: 515/213-7121

In each instance, with a copy to:

Wells Fargo Home Mortgage

1 Home Campus

Des Moines, Iowa 50328-0001

Attention: General Counsel MAC X2401-06T

If to Seller, to:

Commercial Federal Bank

13220 California St.

Omaha, NE 68154@

Attention: Caren Cantrell

Fax: (402) 918-6601

With a copy to:

Commercial Federal Bank

13220 California St.

Omaha, NE 68154

Attention: Quinn Osborne

Fax: (402) 918-6504

All notices and statements shall be deemed effective upon receipt.

Section 7.08. Entire Agreement.

This Agreement, together with the Interim Servicing Agreement, constitutes the entire Agreement between the Parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties. The Exhibits and Schedules are part of this Agreement.

Section 7.09. Binding Effect; Third Parties.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and their successors and permitted assigns, any rights, obligations, remedies or liabilities.

Section 7.10. Applicable Laws.

This Agreement shall be construed in accordance with federal law and the laws of the State of New York, without reference to the choice of law principles under the laws of the State of New York.

Section 7.11. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 7.12. Time of Essence.

Time is of the essence in the performance of the obligations stated in this Agreement.

Section 7.13. No Remedy Exclusive.

Except as otherwise set forth in this Agreement, no remedy under this Agreement is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to any remedies given under this Agreement or existing at law or in equity.

Section 7.14. Construction.

This Agreement shall be construed and interpreted fairly as to both Parties and not in favor or against either Party, regardless of which Party prepared this Agreement.

Section 7.15. Attorney’s Fees and Expenses.

If any Party shall bring suit against the other Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party in such action shall be entitled to receive from the other prevailing Party reasonable attorney’s fees incurred by reason of such action and all costs of suit at both trial and appellate levels.

Section 7.16. Waiver.

Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of that or any other right or remedy.

Section 7.17. Announcements.

Neither Party shall issue press releases or announcements regarding, or otherwise disclose to the general public or mortgage servicing industry, the existence or terms of this Agreement without the prior written approval of the other Party, except to the extent required by any court, tribunal, regulatory authority or law.

Section 7.18. Solicitation.

Neither Seller nor any of its affiliates shall solicit any borrower under a Mortgage Loan, by means of direct mail, telephone, internet, personal solicitation or otherwise, on a targeted basis using lists of or information about such borrowers held or provided by Seller to

Purchaser on or after the date hereof for purposes of prepayment or refinance or modification of such Mortgage Loans. In addition, without the prior written consent of Purchaser, neither Seller nor any of its affiliates shall distribute to any Person or sell any customer list incorporating the names of such borrowers and shall not itself use any such list, in any case, to solicit or promote, or to allow any other Person to solicit or promote, prepayment or refinance or modification of such Mortgage Loans. Seller and its affiliates may make sales to, or solicit the sale to, borrowers of other financial services and products, and, without limiting the generality of the forgoing, the following shall not constitute a violation of this Section:

(a) an advertising campaign offering financial services, including mortgage or banking products and services, directed to the general public, including without limitation mass mailings based upon commercially acquired mailing lists or newspaper, internet, radio and television advertisements; or

(b) any solicitation of an individual as a result of such individual’s existing or prior non-Mortgage Loan related customer relationship with Seller or any affiliate of Seller; or

(c) any application or request for any product or service offered by Seller or any affiliate of Seller, including mortgage or banking products and services, provided that such contact is initiated by the borrower for the purpose of making such application or request.

Section 7.19. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms used in this Agreement have the meanings assigned to them in this Agreement (as defined herein), and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

(c) References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).

(d) The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

(e) Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

(f) Each reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated there under.

[Signatures Follow]

IN WITNESS WHEREOF, each of the undersigned parties to this Servicing Rights Purchase and Sale Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written.

WELLS FARGO BANK, N.A. (Purchaser)		COMMERCIAL FEDERAL BANK (Seller)

By:	/s/ Alan W. Jones	By:	/s/ David S. Fisher
Name:	Alan W. Jones	Name:	David S. Fisher
Title:	Senior Vice President	Title:	Executive Vice President

Exhibit A

Purchase Price Percentage

Exhibit A is omitted and the Registrant agrees to supplementally furnish a copy of this exhibit to the Securities and Exchange Commission upon request.

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EXHIBIT B

SERVICING TRANSFER INSTRUCTIONS

TABLE OF CONTENTS

SERVICING TRANSFER INSTRUCTIONS
Data Transfer and Reporting Requirements	2
Reports	2
Investor Approvals, Reporting and Remittance Requirements	6
Escrow Requirements	7
Hazard Insurance	8
Real Estate Taxes	9
Private Mortgage Insurance	10
FHA MIP/RPB	11
Credit Life and Other Optional Products	11
Mortgagor Notification	11
Loans on Automatic Payment Plans	12
Records and Files	12
Assignments and Related Matters	13
MERS	14
Final Certification and Recertification	14
IRS Reporting	14
Lien Release	14
Litigation	14
Name Changes	15
Interest Rate Adjustments	15
Loans with Buydowns	15
Servicemember’s Civil Relief Act	15
Loans in Loss Mitigation	16
Loans in Bankruptcy	16
Loans in Foreclosure	17
REO	17
Mortgagor Recoverable Corporate Advances	18
Misapplied Payments	18
Payoff Funds Received After Transfer	18
Mortgage Payments Received After Transfer	19
NSF Checks Received After Transfer	20
Other Checks Received After Transfer	20
Correspondence Received After Transfer	21
Investor Repurchase Requirements	21
Attachment (1) File Specifications	23
Attachment (2) Data Conversion Balancing File	24
Attachment (3) Bankruptcy Status Report	25
Attachment (4) Servicemember’s Status Report	26
Attachment (5) Preferred Attorney Listing	27

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Commercial Federal Bank agrees to coordinate with Wells Fargo Home Mortgage to affect an efficient and orderly Servicing Transfer. No later than each Transfer Date, or the first business day thereafter if the Transfer Date is not a business day, Commercial Federal Bank shall provide Wells Fargo with the data, information and materials necessary to service the related Mortgage Loans, including but not limited to Mortgage Notes (including e-Notes), riders, loan modification documents and servicing files, subject to the terms of the Agreement. To facilitate the data transfer Commercial Federal Bank agrees to provide Wells Fargo Home Mortgage with data files and reports prior to the Transfer Date. Unless otherwise specified all reports will be in an electronic format acceptable to Wells Fargo Home Mortgage.

Unless directed otherwise, herein, all documents, records, files, notices and other communications must be directed to (See Page 12 for file delivery instructions):

Wells Fargo Home Mortgage

Attn: Mary Marren X2504-017 (708CFB)

1 Home Campus

Des Moines, IA 50328-0001

515-237-6224

DATA TRANSFER AND REPORTING REQUIREMENTS.

Commercial Federal Bank agrees to provide master record data in a file format compatible with Wells Fargo Home Mortgage’s servicing system in accordance with one of the options described in Attachment (1), File Specifications. Commercial Federal Bank agrees to support Wells Fargo Home Mortgage in data mapping and testing prior to the Transfer Date. Commercial Federal Banks agrees to provide transfer reports and hard copy master file record information for selected loans prior to and on the Transfer Date to facilitate valid data testing. Wells Fargo Home Mortgage shall provide the selected loan listing to Commercial Federal Bank. Commercial Federal Bank and Wells Fargo will coordinate testing events.

REPORTS.

1.	Trial Balance. A trial balance report as of the Servicing Transfer cutoff date (as of the close of business on the business day immediately preceding the Transfer Date).

2.	Data Balancing Report. A data conversion balancing report including loan level detail as specified by Wells Fargo Home Mortgage in Attachment (2).

3.	System Codes. All system code descriptions required to analyze and load the loan data.

4.	Transaction and Disbursement History. All available transaction and disbursement history from loan origination to the Transfer Date. This should be provided in electronic format or, if hardcopy is only possible, one copy should be provided in the servicing file and a second copy sent to the above address.

5.	Hazard Insurance Listing. A report listing all loans, with or without hazard and flood insurance, to include the following:

•	Agent and Insurance Company payee codes and full descriptions

•	Expiration date

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•	Due date

•	Payment Type (escrowed v. non-escrowed)

•	Payment term

•	Payment amount

•	Coverage amount

•	Coverage types with descriptions

•	Policy Number

6.	Flood Determination Information. Provide the following information:

•	Evidence that the Flood Contract Vendor(s) have been notified to transfer Life of Loan Flood Contracts to Wells Fargo Home Mortgage.

•	Vendor Name, contact information, website access, if applicable.

•	Vendor issued compliance data file to include: Determination Date, Certificate Number, Contract Type, Community Number, Panel, Suffix, Flood Zone, Program Status, and Map Date.

7.	Escrow Expiration Listing. A listing of loans, as of the Transfer Date, with an insurance or tax expiration date within 60 days after the Transfer Date.

8.	Force Placed Insurance. A report showing all loans with a Force Placed insurance policy in effect; such report shall indicate if a binder or policy is in effect.

9.	Damaged Properties. A listing of any Mortgage Loans with damaged properties, including date of last property inspection, maintenance results, and BPO or appraisal results.

10.	Property Loss Claim Listing. A listing of any mortgage loans with an open insurance loss claim including but not limited to insurance agent name, contact number, date claim opened, date settled, insurance proceeds received/available, type of loss, status of repairs. The name and contact information of Commercial Federal Bank’s Property Loss Processor.

11.	Flood Insurance Listing. A report listing all loans with all flood insurance data (i.e. vendor name, Life of Loan status, determination date, certificate number, etc.).

12.	Flood Insurance Disputes. A report listing any loans with open Flood zone disputes.

13.	a) Real Estate Tax Listing. A report listing all loans with real estate taxes, including a escrow/non-escrow indicator, state, tax payee, tax parcel or tax ID number, due dates, payment term, payment amount, next tax due date, as of the Transfer Date, economic loss date and unpaid tax and items. Identify any loans that do not have an escrow record established for taxes.

b) Unpaid Tax List. A report of open or unpaid tax installments; include the current and prior tax cycle.

c) Tax Research and Pending Refunds. A report of open tax issues and any pending tax refunds from tax collectors; including the loan number description of the issue; the name of the tax collector, and the amount of the refund expected.

14.	Escrow Analysis. A report of all Mortgage Loans for which an escrow analysis has not been performed within the last twelve (12) months; including an explanation for non-compliance.

15.	Escrow Analysis History. A copy of the escrow analysis history for the last two years.

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16.	PMI Report. A report listing all loans with private mortgage insurance including insurance company, certificate number, payment amount, payment term, due date, payment status (borrower paid vs. lender paid).

17.	MIP/RPB Report. A report of all FHA loans, including the FHA case number, mortgagor name, next premium due date, next premium amount due, last premium amount paid, payment indicator, ie, monthly, paid-up-front.

18.	Partial or Non-Disclosed MIP. A report of all loans with partial or non-diclosed MIP; including, loan number, mortgagor name, FHA case number.

19.	Escrow Disbursement Stops. A report of any loans with an escrow disbursement stops including an explanation for the stop and the stop expiration date.

20.	Credit Life and Other Optional Products. A report listing all loans with credit life insurance or other optional products, including insuring company, plan ID, certificate number, due date, loan due date, payment amount.

21.	IOE. A report of all loans for which Interest on Escrow is paid and, if at loan level, the percentage which is paid. Provide an Interest on Escrow Matrix by State including interest rate and exemptions along with the loan level listing.

22.	Loans on Automatic Payment Plans. A report of all loans on any type of automatic payment plan, including Commercial Federal Bank’s loan number, mortgagor name, next due date, next draft date, RTN number, draft account number and type indicator (checking or savings), and drafting plan indicator (ACH, Aegis, internet banking)

23.	Servicemember’s Civil Relief Act. A report reflecting all Mortgage Loans for which relief has been requested under the Servicemember’s Civil Relief Act, as amended; including Commercial Federal Bank’s loan number, mortgagor name, due date, unpaid principal balance, effective date of the subsidy, active duty start date and active duty termination date. See Attachment (4). Provide copies of all active duty orders.

24.	Collection Activity. Collection activity as noted on Commercial Federal Bank’s servicing system for the last twelve (12) months.

25.	Loss Mitigation. A status report of all loans for which repayment plan activity has been initiated; including the detail of the terms and conditions of the repayment plan.

26.	Bankruptcy Report. A hard copy and electronic listing of all loans in Bankruptcy. This report should identify the chapter type.

27.	Bankruptcy Status. A status report of all Mortgage Loans in bankruptcy, including bankruptcy chapter; bankruptcy file date; bankruptcy case number; state and district where filed; contractual due date time of filing; post-petition due date; bankruptcy attorney or firm assigned; mortgagor’s attorney; foreclosure attorney or firm assigned if different; identify any suspended foreclosure; identify any Chapter 7 loan that has been discharged. See Attachment (3)

28.	Chapter 13 Bankruptcy. For loans with active Chapter 13 bankruptcies provide a complete payment history for both pre- and post-petition payments, including the original confirmed claim amount and a breakdown of all amounts included in the claim.

29.	Foreclosure Status Report. A status report of all Mortgage Loans for which foreclosure actions have been initiated, including the date referred to foreclosure, the attorney or firm assigned, the date of first legal action, the date the service was completed, the date the judgment was ordered, the sale date, any information related to holds during the process.

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30.	Bankruptcy and Foreclosure Attorney Listing. A report of all attorneys used for bankruptcy and foreclosure litigation, including the full firm name, contact name, address, phone number and tax identification number (TIN).

31.	REO Status. In the event of an REO a status report to include the property acquisition date (foreclosure sale completion date or deed-in-lieu completion date), property acquisition date (foreclosure sale or deed-in-lieu), REO status indicator (EVCT, ONMKT, SPND, etc), redemption expiration date, amount, Commercial Federal Bank loan number, FHA, VA or PMI certificate number, borrower name, property address.

32.	ARM Loan Listing. A report of all ARM Mortgage Loans, including the Commercial Federal Bank loan number, due date, current interest rate, current P&I, Unpaid Principal Balance and ARM plan identifier.

33.	Pending ARM Change Report. A report of all ARM Mortgage Loans with pending interest rate and or P&I change dates and any ARM Mortgage Loans with pending effective interest rate or payment changes dates equal to or within ninety (90) days of the Transfer Date, including the Commercial Federal Bank loan number, due date, current interest rate, current P&I, Unpaid Principal Balance, pending interest rate, pending P&I, pending effective date and ARM plan identifier.

34.	Interest Only Loan Listing. A report of all Interest Only Mortgage loans, including Commercial Federal Bank loan number, whether a loan is a fixed rate or ARM, if there is a payment recast option regarding curtailments during the interest only period, the term of the interest only period, and the interest only payment type (recast or fixed).

35.	Buydown Loan Listing. A report of all Mortgage Loans with a buydown subsidy, including Commercial Federal Bank loan number, due date, total monthly payment, monthly buydown subsidy amount, remaining buydown balance, schedule of future monthly buydown payments and effective dates of buydown payment changes, an SSCRA Loan (Y/N), a CORP Subsidy Loan (Y/N).

36.	Post Sale Claims. A series of loan level reports including a) A report of all outstanding uninsured claims detailing those that relate to Private Investors or Agencies. b) A report of all outstanding MI claims, including MI Company and certificate information. c) A report of Redemption loans that have not confirmed, in REO. d) A report of all loans where Final Claim Proceeds have been received, and outstanding MI Claim Proceeds and outstanding Private Investor Claim Proceeds e) A report of all approved Short Sales awaiting claims to be filed and anyoutstanding claims. f) A report of all Third Party Sales, including total debt and specified bid, awaiting claims to be filed and any outstanding claims.

37.	Timely Payment Rewards Listing. A report of all Timely Payment Rewards loans, including Commercial Federal Bank loan number.

38.	Stale Check Report. A report of all stale checks in the TI clearing account, including loan number, check number, date of check, and status.

39.	Investor Remittance and Reconciliation Reports. All reports as described in the Investor Approvals, Reporting and Remittance Requirements section below.

40.	Missing and Deficient Final Documents. A report detailing all loans with a missing document or open deficiency cited by Commercial Federal’s Custodians, including investor and age.

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INVESTOR APPROVALS, REPORTING AND REMITTANCE REQUIREMENTS.

Commercial Federal Bank shall obtain any written Investor approvals, pursuant to the Agreement, to effectuate any servicing transfers. Commercial Federal Bank shall deliver to Wells Fargo all written approvals of the transfer of servicing rights on or before the applicable Transfer Date.

Commercial Federal Bank will complete the Mornet, Midanet, and any other investor-required transmission of transfer of servicing data, and provide Wells Fargo Home Mortgage a copy of the transfer of servicing file.

Commercial Federal Bank agrees to schedule an investor cutoff (including all monetary activity) as of the Business Day immediately preceding the Transfer Date so that all standard transfer and remittance reports are produced. Commercial Federal Bank should not adjust any reporting or remitting to backdate payoffs occurring after investor cutoff into the prior cutoff period. Commercial Federal Bank is responsible for any required reporting and remitting, as is normally completed, as well as the remittance(s) to the investor, including guaranty fees, related to the cutoff date immediately preceding the Transfer Date. Adjustments to over and under collateralized pools should be limited to those in excess of $1,500. All other post cutoff adjustments should be done on a very limited basis.

If the current remittance method is other than actual/actual, Commercial Federal Bank will calculate and provide an electronic loan level Test of Expected Principal and Net Interest (or Test of Expected Interest in the case of scheduled/actual portfolios) to Wells Fargo Home Mortgage at least eight (8) Business Days before the investor remittance date. Wells Fargo Home Mortgage will review the calculation and upon agreement, notify Commercial Federal Bank of the account to which the P&Ifunds are to be wired. The funds shall be wired no later than one (1) Business Day before the date Commercial Federal Bank will remit to the investor.

The Test of Expected Principal and Net Interest calculation should include the Test of Expected Principal and Net Interest plus under collateralizations minus over collateralizations minus the remittance to be completed by Commercial Federal Bank. The calculation must be provided at loan level, with the exception of over and under collateralizations which will be at pool level. Detail must be provided for all adjustments done post cutoff. If any differences are found after settlement of the Test of Expected Principal and Net Interest, Wells Fargo Home Mortgage will submit a request to Commercial Federal Bank for further settlement of those amounts. Loan level detail will be provided. Commercial Federal Bank should review and wire funds within 10 business days of receipt of the request.

The FNMA Shortage/Surplus will require a settlement as of Transfer Date, at approximately 30 days following the Transfer Date, as FNMA will transfer any shortage/surplus balances to Wells Fargo Home Mortgage. If Wells Fargo Home Mortgage identifies shortage/surplus items that are the result of the status or transactions occurring on the loan while at Commercial Federal Bank, Wells Fargo Home Mortgage will submit a request to Commercial Federal Bank for settlement of those amounts. Loan level detail will be provided. Commercial Federal Bank should review and wire funds within 10 business days of receipt of the request.

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The reports listed in Section 2.1 of the Interim Servicing Agreement should be provided by Interim Servicer to Owner. A copy of all private investor cutoff reports from the investor cutoff immediately preceding the Servicing Transfer Date should be provided in an electronic format. Commercial Federal Bank agrees to provide additional cutoff and remittance reports in an electronic format acceptable to Wells Fargo Home Mortgage within the timeframes specified, if requested by Wells Fargo Home Mortgage.

Commercial Federal Bank will provide a contact that will assist with issues arising from customer requests related to outstanding and canceled checks.

The above investor reports should be provided to:

Wells Fargo Home Mortgage

Attn: Jacalyn Priestley, X2401-042

1 Home Campus

Des Moines, IA 50328-0001

Or e-mailed to:

Jacalyn.Priestley@wellsfargo.com

Debra.Dawes@wellsfargo.com

ESCROW REQUIREMENTS.

Escrow and impound (tax, insurance, buydown, etc.) funds must be wire transferred to Wells Fargo Home Mortgage within five (5) business days of the Transfer Date. Please send notification to Mary Marren at mary.marren@wellsfargo.com (515-237-6224) of the date, amount, and loan level back up for the funds that you will be wiring. Wiring instructions are:

Bank Name: Wells Fargo Bank, N. A.

San Francisco CA

ABA# 121000248

ACCT: 9448903139

Acct: Escrow Conversions (708CFB)

Attn: Natalie Keeney 515-213-3641

HAZARD INSURANCE.

With respect to the Mortgage Loans Commercial Federal Bank shall pay all hazard and flood insurance premiums which become due prior to and within forty five (45) days following the Transfer Date. As of the applicable Transfer Date Commercial Federal Bank shall cancel any force placed hazard or flood coverage in effect.

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Commercial Federal Bank shall provide a properly documented file for each Mortgage Loan with an insurance loss draft, including the date, cause, and amount of the loss, amount of insurance proceeds received to date, conversations with or information received from contractors, correspondence to or from insurance companies and or Mortgagor, status of the repairs, inspection reports, a report of expected future proceeds, and a detailed listing of all funds received and disbursed. This shall be provided within five (5) business days of transfer to:

Wells Fargo Home Mortgage

Attn: Property Loss Unit X9903-04H(708CFB)

2650 Wells Fargo Way

Minneapolis, MN 55408

With respect to the Mortgage Loans, Commercial Federal Bank shall transmit to the applicable insurance companies or agents, notification of the transfer of the servicing to Wells Fargo Home Mortgage and instructions to deliver all notices and insurance statements, as the case may be, to Wells Fargo Home Mortgage from and after the Transfer Date. Such notices shall specify the new mortgagee clause. Commercial Federal Bank shall provide Wells Fargo Home Mortgage with copies of the all such notices or shall provide an Officer’s Certification that such notices were produced and transmitted as specified herein.

The new mortgagee clause applicable to all hazard, flood and miscellaneous (i.e., wind, earthquake, mine, etc.) will read as follows:

Wells Fargo Bank, N.A.

Its successors and or assigns as their interest may appear

Loan Number

P.O. Box 5708

Springfield, OH 45501-5708

Phone: 800-862-4098

Fax: 937-525-4108

Commercial Federal Bank shall provide, or cause to be provided, a fully transferable life of loan flood certifications and flood determination contracts issued by First American Flood Data Services.

Commercial Federal Bank shall be responsible for the transfer of the First American Flood Data Services life of loan flood contracts to Wells Fargo Home Mortgage. Commercial Federal Bank shall ensure the certificate numbers are loaded to the servicing system prior to the Servicing Transfer Date. Commercial Federal Bank shall notify Wells Fargo Home Mortgage of the location of the certificates; provide a listing of all loans under a transferable, life of loan flood contract, supply evidence that First American has been notified to transfer Life of Loan contracts to Wells Fargo and take whatever actions are necessary to transfer and assign such flood certification contracts to Wells Fargo. Commercial Federal Bank shall request that First American issue a file containing compliance data for all certificates transferring to Wells Fargo Home Mortgage.

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Instructions for the transfer of life of loan flood determinations:

1.	Send First American Flood Data Services a loan level listing of loans in the transfer, including the Commercial Federal Bank Loan Number and Wells Fargo Home Mortgage Loan Numbers.

2.	Notify First American Flood Data Services to transfer the life of loan contract reporting to:

Wells Fargo Home Mortgage

Attn: Flood Compliance Unit X9903-04H (708CFB)

2650 Wells Fargo Way

Minneapolis, MN 55408

3.	E-Mail and phone correspondence will be established post conversion regarding communications of map changes.

REAL ESTATE TAXES.

Commercial Federal Bank shall pay all real estate taxes for which the economic loss date is prior to or within forty five (45) days following the Transfer Date, assuming the bills are available for payment, and shall indemnify Wells Fargo Home Mortgage against any tax penalties incurred prior to the Transfer Date. Commercial Federal Bank shall cooperate with Wells Fargo to obtain tax bills with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is between the thirty first (31st) and sixtieth (60th) day after the applicable transfer Date.

Commercial Federal Bank shall provide to Wells Fargo Home Mortgage all due and unpaid tax bills in their possession as of the Transfer Date and shall forward all stub bills in its possession. Commercial Federal Bank shall provide a listing of all unpaid taxes including the reason the taxes remain unpaid.

Commercial Federal Bank shall provide, or cause to provide, a fully transferable life of loan tax service contracts with Fidelity National Tax Service or Commercial Federal Bank will reimburse Wells Fargo pursuant to the terms of the Agreement. Commercial Federal Bank shall provide evidence that Commercial Federal Bank notified Fidelity to transfer the life-of loan contracts to Wells Fargo Home Mortgage and take whatever actions are necessary to transfer and assign such tax contracts to Wells Fargo and shall provide Wells Fargo Home Mortgage with a Fidelity contact name, e-mail and phone number; service lender ID number and the tax contract numbers, the tax contract date and the service type for each of the loans in the transfer.

In connection with the transfer of the servicing for any Mortgage Loans, Commercial Federal Bank shall provide written notice to tax bill services or tax authorities (as applicable) of the assignment of the Mortgage Loans. Copies of all such notices shall be provided to Wells Fargo Home Mortgage with five (5) business days of the Transfer Date.

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Wells Fargo Home Mortgage

Attn: Randy Prebeck X2509-02C (708CFB)

1 Home Campus

Des Moines, IA 50328-0001

PRIVATE MORTGAGE INSURANCE.

With respect to the Mortgage Loans, Commercial Federal Bank shall transmit to the applicable private mortgage insurance companies, notification of the transfer of the servicing to Wells Fargo Home Mortgage and instructions to deliver all notices and insurance statements, as the case may be, to Wells Fargo Home Mortgage from and after the Transfer Date. Copies of all such notices shall be provided to Wells Fargo Home Mortgage with five (5) business days of the Transfer Date.

Wells Fargo Home Mortgage

Attn: PMI/MIP Unit X9903-04H (708CFB)

2650 Wells Fargo Way

Minneapolis, MN 55408

FHA MIP/RPB.

Commercial Federal shall notify HUD of the change of servicer and provide copies of the notices to Wells Fargo. An officer’s certification that said notification has been completed is acceptable. The Wells Fargo HUD Servicer ID is 22995.

Commercial Federal shall be responsible for the payment of MIP/RPB premiums due through the transfer date and agrees to disburse from the mortgagor’s escrow account the monthly MIP/RBP premium for the calendar month preceding the month in which the transfer occurs (for example, the premiums for the month of June, due to HUD by July 10th must be disbursed from the respective escrow accounts prior to June 30th).

Any required FHA prepayment disclosures must be mailed at least 30 days prior to the transfer date.

CREDIT LIFE AND OTHER OPTIONAL PRODUCTS.

Commercial Federal Bank shall cooperate with the direction of Wells Fargo Home Mortgage as to the transfer of any credit life, accident or disability insurance or other such optional products. Commercial Federal Bank must determine if any optional products are transferable to Wells

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Fargo Home Mortgage. If the products are not transferable Commercial Federal Bank must provide the appropriate written instructions to the Mortgagor related to the continuation of any optional products prior to the Transfer Date. Commercial Federal Bank will remove the premium amount(s) from the Mortgagor’s total monthly payment and disburse any and all premiums to the product vendor or the Mortgagor prior to the Transfer Date.

MORTGAGOR NOTIFICATION.

Commercial Federal Bank shall provide Wells Fargo Home Mortgage with a copy of the form of such notice for review prior to mailing. The notification to the Mortgagor must indicate that all future correspondence and payments must be sent to:

Correspondence Address	Payment Address
Wells Fargo Home Mortgage	Wells Fargo Home Mortgage
P.O. Box 10335	P.O. Box 650769
Des Moines, IA 50306-0335	Dallas, TX 75265-0769

Customer Service Phone Number: (866) 234-8271.

Customer Service Hours of Operation: Monday through Thursday 6:00 a.m. to 10:00 p.m., Friday 6:00 a.m. to 9:00 p.m. and Saturday 8:00 a.m. to 2:00 p.m. CST.

In the event a “good-bye” letter is sent to a Mortgagor and the servicing for the related Mortgage Loan is not transferred to Wells Fargo Home Mortgage, then Commercial Federal Bank shall send (on behalf of itself and Wells Fargo Home Mortgage) a second letter to such Mortgagor advising such Mortgagor that the servicing transfer will not take place.

LOANS ON AUTOMATIC PAYMENT PLANS.

Commercial Federal Bank shall coordinate with Wells Fargo Home Mortgage to transition loans on automatic payment plans. If certain automatic payment plans will not be converted, Commercial Federal Bank will provide the appropriate communications to the customer.

RECORDS AND FILES.

Within five (5) business days of the applicable Transfer Date, Commercial Federal Bank shall deliver to Wells Fargo Home Mortgage or its designee all Mortgage Files pertaining the related Mortgage Loans and the related servicing records in its possession. Commercial Federal Bank shall provide Wells Fargo with prior written notice of the carrier, shipping arrangements and insurance arrangements with respect to the Mortgage Files.

The Mortgage File shall contain the photo static copies, and, to the extent required by the Applicable Requirements (as defined in the Servicing Rights Purchase and Sale Agreement), original documents, of the Mortgage Loan Documents with respect to a Mortgage Loan, as well as the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents.

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Mortgage File Images Delivery Requirements

Any Mortgage File documents required to be delivered to Wells Fargo may be provided by means of scanned images of some or all documents relating to the Mortgage Loan with the exception of collateral documents required by the Investor to be retained in original format. The format and referencing system of scanned images must be approved and agreed upon by Wells Fargo. The means of imaging transmittal must also be approved by Wells Fargo.

Mortgage File Delivery Requirements (Documents Held by a Custodian)

Arrangements shall be made for an inside delivery of the Mortgage Loan Documents held by any document custodian. Commercial Federal Bank agrees to coordinate the file delivery with Wells Fargo Home Mortgage. Commercial Federal Bank agrees to the best of its ability remove any files for loans that pay off prior to the Transfer Date.

The files shall be boxed in pool number order then in Commercial Federal Bank’s loan number order. Transmittals shall be attached to each box listing contents by loan number. Two master transmittals shall be forwarded with each shipment. Each box must be labeled as follows: //<DATE OF TRANSFER>            //BOX 1 OF

(Example: CFB/03.01.05/BOX 5 of 32).

Wells Fargo Document Custody

Attn: Mike Gunderson

1015 10th Ave SE

Minneapolis, MN 55414

(Deliveries to Dock B)

Mortgage File Delivery Requirements (Final Documents Held by Commercial Federal)

The files shall be boxed in Commercial Federal Bank loan number. Transmittals shall be attached to each box listing contents by loan number. Two master transmittals shall be forwarded with each shipment. Each box must be labeled as follows: //<DATE OF TRANSFER>            //BOX 1 OF

(Example: CFB/03.01.05/BOX 5 of 32).

Wells Fargo Document Custody

Attn: Mike Gunderson

1015 10th Ave SE

Minneapolis, MN 55414

(Deliveries to Dock B)

Trailing Mortgage Document Delivery Requirements (Trailing Final Documents)

The documents shall be labeled with Commercial Federal Bank’s loan number. Transmittals shall be attached to each box listing contents by loan number.

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Wells Fargo Document Custody

Attn: Mike Gunderson

1015 10th Ave SE

Minneapolis, MN 55414

ASSIGNMENTS AND RELATED MATTERS.

Subject to the terms of the Agreement Commercial Federal Bank shall promptly take such actions as needed to transfer all right, title and interest in and to the related Mortgage Loans to Wells Fargo, including the assignment of the related mortgage instruments to Wells Fargo, and preparing or causing to be prepared and recorded all prior intervening assignments of mortgage instruments. Commercial Federal Bank shall endorse or cause to be endorsed the related mortgage notes according to applicable Investor requirements.

If requested by Wells Fargo and subject to the terms of the Agreement, Commercial Federal Bank shall prepare assignments of mortgage from Wells Fargo to the applicable Investor for Wells Fargo’s signature. None of the assignments of mortgage from Commercial Federal Bank to Wells Fargo or from Wells Fargo to the applicable Investor shall be blanket assignments.

MERS.

Notwithstanding the above section, upon the direction of Wells Fargo, and if acceptable to the applicable Agency and Investor, if a Mortgage Loan is registered with MERS, Commercial Federal Bank shall follow the requirements of the applicable Agency and Investor and MERS to reflect in the records of MERS the transfer of servicing to the Mortgage Loan from Commercial Federal Bank to Wells Fargo.

Commercial Federal Bank shall provide Wells Fargo with the MERS mortgage loan identification number in a manner that is acceptable to Wells Fargo.

Commercial Federal Bank shall create a Transfer of Servicing batch for any active loan in the transfer. This shall be done either through Commercial Federal Bank’s servicing system, if allowable, or through the MERS Online System.

1.	Identify Wells Fargo Home Mortgage using a MERS ORG ID of 1000113

2.	Enter the Sale Date and Transfer Date applicable to the Transfer

3.	Enter the Recording Information and that the loan has been transferred to Wells Fargo Home Mortgage

FINAL CERTIFICATION AND RECERTIFICATION.

On and after the applicable Transfer Date, all documents necessary for the final certification and/or recertification of a Pool shall be delivered by Commercial Federal Bank to Wells Fargo or its designee, within designated investor timelines. If Wells Fargo’s document custodian returns a document to Wells Fargo for correction or missing information, Wells Fargo shall forward the document to Commercial Federal , and Commercial Federal shall promptly correct the document or insert the appropriate information and return the document to Wells Fargo.

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IRS REPORTING.

For any period prior to, but not including, the Transfer Date Commercial Federal Bank shall prepare, report to the Internal Revenue Service and provide to Mortgagors, all in accordance the applicable law, rules and regulations, any and all tax information required to be provided with respect the Mortgage Loans for that period.

Commercial Federal Bank shall provide to Wells Fargo Home Mortgage confirmation when and by whom Social Security Number validation has been completed on the Mortgage Loans.

LIEN RELEASE.

Commercial Federal Bank shall send for recordation all Mortgage Loan satisfactions for all Mortgage Loans that pay in full prior to the Transfer Date.

LITIGATION.

In the event Commercial Federal Bank receives notification of litigation being issued in conjunction with any Mortgage Loan Commercial Federal Bank will give written notification to Wells Fargo Home Mortgage within five (5) business days. In the event time does not permit prior approval by Wells Fargo Home Mortgage, Commercial Federal Bank will retain counsel to represent Wells Fargo Home Mortgage’s interests and obtain said approval as soon thereafter as possible. The costs incurred in providing legal representation in conjunction with any such Mortgage Loan serviced hereunder will be borne by Wells Fargo Home Mortgage.

On the Transfer Date Commercial Federal Bank shall provide Wells Fargo Home Mortgage with a listing of any loans on which a partial release is pending, including an explanation for each case and all documentation received as of the Transfer Date.

NAME CHANGES.

Commercial Federal Bank shall provide a file for each pending legal name change along with the appropriate documentation (i.e., quit claims, death certificates, divorce decrees, etc.) to Wells Fargo Home Mortgage at the time of the Servicing Transfer.

INTEREST RATE ADJUSTMENTS.

For any Mortgage Loan that is an adjustable rate mortgage loan in connection with which the interest rate and payment amount must be adjusted, and the Mortgagor notified of the adjustments, in accordance with the Mortgage Loan Documents and applicable Agency or Investor requirements before, on or within forty-five (45) days after the applicable Transfer Date, Commercial Federal Bank shall calculate the appropriate rate and payment adjustments and notify the related Mortgagor in accordance with all applicable Agency and Investor requirements.

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LOANS WITH BUYDOWNS.

Commercial Federal will continue with monthly buydown reconcilations, payment adjustments and the reporting thereof through the respective transfer date and will provide copies of all buydown agreements on the Transfer Date.

SERVICEMEMBER’S CIVIL RELIEF ACT.

Commercial Federal Bank shall provide, for each loan under this Act, the subsidy method (buydown or interest rate reduction), the calculation method of the reduced payment, a complete copy of the military orders, and if set-up as a buydown - how the loan was funded. Attachment (4) can be used to record this information. On the Transfer Date provide copies of all active duty orders.

Wells Fargo Home Mortgage

Attn: Erika Singleton MAC X7801-026 (708CFB)

3476 Stateview Blvd

Fort Mill, SC 29715

(803) 396-6367

LOANS IN LOSS MITIGATION.

As of the Transfer Date Commercial Federal Bank shall provide any Mortgagor financial information obtained within the 45 days prior to the Transfer Date. Commercial Federal Bank shall provide copies of all written correspondence regarding delinquencies.

For any Mortgage Loan in loss mitigation Commercial Federal Bank shall provide a status report in accordance with the Reports section above. Hard copy screen prints may be substituted for the electronic reports, but must contain the required information. Commercial Federal Bank shall make available any written procedures for loss mitigation alternatives.

Commercial Federal Bank must provide all copies of financial information provided by the Mortgagor to make financial decisions on the loss mitigation alternatives. For Short Sales and Deed’s in Lieu Commercial Federal Bank shall provide a copy of the appraisal and or title search performed for the property.

Commercial Federal Bank must provide any written agreements entered into with the Mortgagor including any modification documents, repayment plans, stipulated repayment plans, or any other document that constitutes approval of the loss mitigation workout or alternative. Information related to loss mitigation efforts must be sent to:

Wells Fargo Home Mortgage

Loss Mitigation X7801-03K (708CFB)

3476 State View Blvd

Fort Mill, SC 29715-7200

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LOANS IN BANKRUPTCY.

For any Mortgage Loan in bankruptcy Commercial Federal Bank shall provide a status report in accordance with the Reports section above. Hard copy screen prints may be substituted for the electronic reports, but must contain the required information. Commercial Federal Bank shall complete the Bankruptcy Worksheet, Attachment (3) for each loan in bankruptcy, if the required information cannot be provided in an electronic report or system screen prints.

Commercial Federal Bank shall provide written notice, in accordance with applicable court procedures, to bankruptcy trustees and debtor attorneys with respect to the assignment of any Bankruptcy Loans. Such notices shall be mailed or delivered to the bankruptcy trustees and debtor attorneys prior to the respective Transfer Date. Copies of all such notices shall be provided to Wells Fargo Home Mortgage within five (5) days of the Transfer Date.

Wells Fargo Home Mortgage

Attn: Brian Theiler X7801-02T

Bankruptcy Department (708CFB)

3476 State View Blvd

Fort Mill, SC 29715

(803) 396-6767

LOANS IN FORECLOSURE.

For any Mortgage Loan for which foreclosure actions have been initiated Commercial Federal Bank shall provide a status report in accordance with the Reports Section above. Hard copy screen prints may be substituted for the electronic reports, but must contain the required information. Commercial Federal Bank shall refer any loans to foreclosure during the two (2) week period prior to the Transfer Date to an attorney approved by Wells Fargo Home Mortgage. See Attachment (5) for a Preferred Attorney Listing. Commercial Federal Bank shall postpone any foreclosure sales that are set for the two (2) weeks prior to and following the Transfer Date until the fifteenth (15) day after the Transfer Date.

Wells Fargo Home Mortgage

Attn: Valerie Medlin X7801-02T (708CFB)

Foreclosure Department

3476 Stateview Boulevard

Fort Mill, SC 29715

(803) 396-6812

REO.

In the event a Mortgage Loan goes to foreclosure sale and the redemption period expires Commercial Federal Bank shall immediately refer the Mortgage Loan to Wells Fargo Home Mortgage. Commercial Federal Bank will ship a complete hard copy REO file to Wells Fargo Home Mortgage. Each file shall include a status report in accordance with the Reports Section above and a completed REO cover page that provides the foreclosure and eviction attorney contact information. The file shall be organized so that all documents pertaining to the REO are

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together and in chronological order, including a copy of the Foreclosure and or Sheriff’s Deed and foreclosure attorney information; eviction attorney information, if applicable, and any other attorney correspondence; copies of all invoices paid; hard copy REO notes, if not provided electronically. If the REO file is delivered to Wells Fargo Home Mortgage prior to the Transfer Date Commercial Federal Bank shall work with Wells Fargo Home Mortgage to determine how best to transfer the loan record data. REO files and unpaid invoices shall be delivered to:

REO Files:	REO Invoices:
Premier Asset Services (708CFB)	Premier Asset Services (708CFB)
Attn: REO Accounts Payable X3901-023	Attn: Melanie Burkett X3901-023
7485 New Horizon Way	7485 New Horizon Way
Frederick, MD 21703	Frederick, MD 21703
(301) 846-8634

MORTGAGOR RECOVERABLE CORPORATE ADVANCES.

Commercial Federal Bank shall provide a loan-level, itemized accounting of all expenses, to date, for all mortgagor recoverable expenses. This itemized accounting shall include supporting documentation of all recoverable expenses disbursed from escrow accounts or any other account. Copies of all property inspections, property preservation, and invoices for all loans, including bankruptcy and foreclosure, shall be provided in a format acceptable to Wells Fargo Home Mortgage.

Commercial Federal Bank may net all documented Advances from the escrow and impound balances due Wells Fargo Home Mortgage.

MISAPPLIED PAYMENTS.

All parties shall cooperate in correcting misapplication errors. The party receiving notice of misapplied payment occurring prior to the Servicing Transfer Date and discovered after the Servicing Transfer Date shall immediately notify the other party. If a misapplied payment which occurred prior to the Servicing Transfer Date cannot be identified and proof has been provided that Commercial Federal Bank accepted and cashed said misapplied payment, Commercial Federal Bank shall remit the amount of the misapplied payment to Wells Fargo within five (5) business days after receipt of written demand from Wells Fargo.

If a misapplied payment which occurred prior to the Closing Date has created an incorrect Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) business days after notice thereof by the other party,

Checks issued under the provisions of this section shall be accompanied by a statement indicating the corresponding Commercial Federal Bank or Wells Fargo Mortgage Loan number and an explanation of the allocation of any such payments.

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PAYOFF FUNDS RECEIVED AFTER TRANSFER.

Commercial Federal Bank shall wire transfer any payoff funds that are received by Commercial Federal Bank the same day of receipt. Payoff wiring instructions:

Bank:	Wells Fargo Bank, N. A.
420 Montgomery Street
San Francisco, CA 94104
RT# 121000248
ACCT# 4127400093

For further credit to:

Customer’s Name

Customer’s Loan Acct #

Sender’s Name and Phone #

Commercial Federal Bank shall reimburse Wells Fargo Home Mortgage for additional per diem interest on any payoff check that is not received by Wells Fargo Home Mortgage on the day of its receipt by Commercial Federal Bank. Commercial Federal Bank will forward Wells Fargo Home Mortgage a check in the appropriate amount upon receipt of a properly documented request. Payoff mailing instructions:

Wells Fargo Home Mortgage

Attn: Service Transfer-Payoffs (708CFB)

MAC X2501-01J

1 Home Campus

Des Moines, IA 50328-0001

MORTGAGE PAYMENTS RECEIVED AFTER TRANSFER.

Any mortgage payments received by Commercial Federal Bank after the Transfer Date must be forwarded to Wells Fargo Home Mortgage on a daily basis and be clearly identified with Commercial Federal Bank’s loan number in upper right corner of check. All checks should be date-stamped and endorsed as follows:

Pay to the order of Wells Fargo Home Mortgage without recourse.

By

(Name of Signer) (Title of Signer) (Name of Company)

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Commercial Federal Bank agrees to forward on a daily basis all payments received after the Transfer Date via overnight delivery for a period of sixty (60) days.

If the payments are Single Customer Payments:

Wells Fargo Home Mortgage

Attn: 708

1500 Dragon St., Suite A

Dallas, TX 75207

If the payments are a Check List or Wire Detail:

Wells Fargo Home Mortgage

Attn: Service Transfer-Payments (708CFB)

1 Home Campus X2501-01J

Des Moines, IA 50328-0001

NSF CHECKS AFTER TRANSFER.

All checks related to NSF’s, NSF on draft accounts, stop payment, etc. which were not reversed by Commercial Federal Bank prior to cut-off shall be handled as follows:

1. Clearly identified COPY (front and back) of item(s) will be forwarded to Wells Fargo Home Mortgage.

2. Upon receipt, Wells Fargo Home Mortgage will reverse funds from appropriate account(s).

3. After reversal, Wells Fargo Home Mortgage will forward funds to Commercial Federal Bank, within five business days from the date received from Commercial Federal Bank.

4. Upon receipt of funds, Commercial Federal Bank will forward the original item(s) to Wells Fargo Home Mortgage.

Wells Fargo Home Mortgage

Attn: Service Transfer-NSF (708CFB)

1 Home Campus MAC X2501-01J

Des Moines, IA 50328-0001

OTHER CHECKS RECEIVED AFTER TRANSFER.

The following procedures shall apply to checks (other than payments, NSF’s or stop payments) received by Commercial Federal Bank after the Transfer Date:

1.	Checks shall be clearly identified with Commercial Federal Bank’s loan number in the upper right-hand corner.

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2.	Checks that include funds for two or more accounts should be accompanied by a detailed listing providing Commercial Federal Bank’s loan number and amount due each account.

3.	Checks should be properly endorsed.

4.	The purpose of check shall be identified and grouped accordingly (i.e., tax refund, loss draft, payment of special insurance, principal payment, etc.)

5.	Checks shall be forwarded via overnight delivery to:

Wells Fargo Home Mortgage

Attn: Servicing Acquisitions (708CFB)

1 Home Campus X2504-017

Des Moines, IA 50328-0001

CORRESPONDENCE RECEIVED AFTER TRANSFER.

All correspondence, insurance renewals, cancellation notices, customer inquiries, etc., received by Commercial Federal Bank after the Transfer Date shall be identified with Commercial Federal Bank’s loan number and forwarded to Wells Fargo Home Mortgage via overnight delivery on a daily basis, for 180 following the Transfer Date:

Wells Fargo Home Mortgage

Attn: Service Transfer-Correspondence (708CFB)

1 Home Campus MAC X2501-01J

Des Moines, Iowa 50328-0001

INVESTOR REPURCHASE REQUIREMENTS.

Any Investor approved repurchase requests must be submitted to Wells Fargo Home Mortgage within five (5) days of receipt. The request should be forwarded to:

Wells Fargo Home Mortgage

Attn: Repurchase Coordinator (708CFB)

Servicing Acquisitions MAC X2504-017

1 Home Campus

Des Moines, IA 50328-0001

The following information must accompany the request:

1.	Commercial Federal Bank loan number, Wells Fargo Home Mortgage loan number, Mortgagor’s name, and property address;

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2.	Commercial Federal Bank approval to repurchase the loan; and

3.	A contact person’s name, telephone number, and address for further communication regarding the repurchase proceedings.

Upon receipt, Wells Fargo Home Mortgage will generate a repurchase invoice and forward to the designated contact. This invoice will include remittance instructions.

Wells Fargo Home Mortgage and Commercial Federal Bank must coordinate the effective date of Transfer to ensure compliance with the Cranston-Gonzalez Act. Wells Fargo Home Mortgage will notify the customer of the Transfer no later than 15 days prior to the first payment due date to Commercial Federal Bank.

Upon receipt of the repurchase funds, Wells Fargo Home Mortgage will forward all servicing documentation and legal documents pertaining to such loan.

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Attachment (1)

File Specifications

Option to be determined by Wells Fargo Home Mortgage based upon expected loan volumes and system compatibility.

OPTION 1:

May be a Delimited or Fixed Text file, Spreadsheet file, DBF file or Database or SAV file. If auxiliary data files are provided, each file must contain the Loan Number as the key field.

Electronic Extract with file specifications in a flat file and produced on one of the following:

3490 Tape Cartridge

3480 Tape Cartridge

3590 Tape Cartridge

6250 Reel

1600 Reel

Encrypted or password protected attachments to e-mail are acceptable if size permits. Maximum size is 5MB.

OPTION 2:

If a non-Fidelity client the following files on tape are required:

Data layout on tape, diskette or via e-mail (copybook)

Master loan file and associated trailer or auxiliary files

ARM and drafting information (if applicable)

Insurance and tax information

Acceptable tape formats:

18 or 36 Track Cartridges

1600 or 6250 BPI Reels

3490 Compressed

3480 or 3390 Cartridge Tapes

On the first Business Day immediately following the cutoff date* the data files must be shipped to:

Fidelity Information Services

Attn: Cheryl Gomes

601 Riverside Avenue

Jacksonville, FL 32204

904-854-5966

*	On the Transfer Date a second set of tapes must be shipped by separate carrier to the address cited above.

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ARTICLE VIII. Attachment (2)

ARTICLE IX. Data Conversion Balancing File

Required data: File to be provided in an electronic spreadsheet format

Commercial Federal Bank loan number

Mortgagor name

Unpaid principal balance

Escrow balance

Escrow advance balance

P&I payment

Escrow payment

A&H payment amount

Credit life payment amount

Total monthly payment

Next due date

Interest rate

Interest on escrow accrual

Recoverable corporate advance amount

Unapplied/suspense funds balance

Buydown subsidy balance (replacement reserve)

Pending escrow payment

Pending escrow payment effective date

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Attachment (3)

Bankruptcy Status Report

PLEASE PROVIDE IN HARDCOPY OR ELECTRONIC SPREADSHEET

PLEASE PROVIDE BANKRUPTCY AND CONTRACTUAL PAYMENT HISTORY

Loan Number:

Mortgagor’s Name:	Commercial Federal Bank Attorney:

Date Bankruptcy Filed:	Name:

Chapter:	Address:

Case Number:

Bankruptcy State/District:	Phone Number:

Post-Petition Due Date:	Mortgagor’s Attorney:

Contractual Due Date at Time of Filing:	Name:

Date File Referred to Attorney:	Address:

Phone Number:

Trustee:

Mortgagor’s Suspense Balance:	Name:

Trustee Suspense Balance:	Address:

Suspense Balance of any Stipulated Agreement	Phone Number:

Has Proof of Claim been filed?	If Yes, Date:

**If Proof of Claim has been filed, please attach a copy to this sheet.

Confirmed Proof of Claim

Amount with Breakdown:

Amount Paid to Date from Trustee for Claim:

Litigation Status (Motion for Relief Filed, Cramdown, Etc.):

If “yes”, by whom?

**If Motion for Relief has been requested, please attach a copy of the documentation sent.

Is there a stipulated agreement?

**If there is a stipulated agreement, please attach a copy to this sheet.

If so, which post-petition payments does it

include and what has been paid by the debtor?

______________________________________________________________________________________________________________________________

______________________________________________________________________________________________________________________________

Note:	Please attach mortgage, note, and title policy (original or copies) to the back of this page
*	Please attach a breakdown of trustee money received and how it was applied.
**	Please attach a breakdown of all payments received from the debtor and how it was applied.

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Attachment (4)

Servicemember’s Civil Relief Act Status Report

Loan Number                            Mortgagor’s Name

Period of Reduced Payment               to

                                                   mm/yy      mm/yy

At transfer loan has received reduced payments thru

                                                                                              mm/yy

Reduced payment Method

                                               6% Interest Rate Method or Buydown Subsidized Method

If Buydown Subsidy Method, how was the loan funded

Calculation method of the Reduced Payment

Military Orders Attached

Notes

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Attachment (5)

Preferred Attorney Listing

	Active Attorneys Oct. 2002
ST	Firm Name	Firm Address 2	Address City	ST	Zip Code	Phone Number	Fax Number
AK	Routh Crabtree, APC Attorneys at Law	3510 Spenard Rd, #200	Anchorage	AK	99503	(907) 222- 4300	(907) 222- 4396
AL	Sirote & Permutt	2311 Highland Avenue S.	Birmingham	AL	35205	(205) 930- 5100	(205) 930- 5101
AR	Wilson & Associates, P.L.L.C.	1521 Merrill Dr. #D-220	Little Rock	AR	72211	(501) 219- 9388	(501) 219- 9458
AZ	Tiffany & Bosco, P.A.	1850 N. Central Ave. 500 Viad Tower	Phoenix	AZ	85004	(602) 255- 6000	(602) 255- 0103
CA	Lonestar Mortgagee Services, L.L.C.	15000 Surveyor Blv, #250	Addison	TX	75001	(972) 866- 8160	(972) 341- 0781
CO	Castle Barrett Daffin & Frappier, LLC	1099 18th St. #2300	Denver	CO	80202	(303) 299-1800	(303) 299- 1808
CT	Hunt Leibert Chester & Jacobson, P.C.	94 Hungerford St.	Hartford	CT	06106	(860) 808-0606	(860) 808- 0625
DC	Draper & Goldberg, PLLC	803 Sycolin Rd, #301	Leesburg	VA	20175	(703) 777-7101	(703) 777- 7453
DE	Draper & Goldberg, PLLC	803 Sycolin Rd, #301	Leesburg	VA	20175	(703) 777-7101	(703) 777- 7453
FL	David J. Stern, P.A.	801 S. Uni. Dr. #500	Plantation	FL	33324	(954) 233-8000	(954) 233- 8333
GA	Shapiro & Swertfeger	3300 NE Expway Bdg 5 #C	Atlanta	GA	30341	(770) 220-2535	(770) 220- 2921
HI	Stanton, Clay, Chapman, Crumpton & Iwamura	700 Bishop Street, Suite 2100	Honolulu	HI	96813	(808) 535-8406	(808) 535- 8444
IA	Davis, Brown, Koehn, Shors & Roberts, P.C.	666 Walnut St., F.C #2500	Des Moines	IA	50309	(515) 288-2500	(515) 243- 0654
ID	Northwest Trustee Services, L.L.C.	3535 Factoria Blv SE#200	Bellevue	WA	98006	(425) 586-1900	(425) 586- 1997
IL	Codilis & Associates, P.C.	7955 S. Cass Ave. #114	Darien	IL	60561	(630) 241-4300	(630) 241- 4324
IN	Unterberg & Associates, P.C.	8050 Cleveland Place	Merrillville	IN	46410	(219) 736-5579	(219) 756- 1810
KS	Law Firm Of Robert E. Lastelic	4701 College Blvd. #214	Leawood	KS	66211	(913) 345-9595	(913) 345- 8811
KY	Lerner, Sampson & Rothfuss	120 E. 4th St. 8th Floor	Cincinnati	OH	45202	(513) 241-3100	(513) 241- 4079
LA	Dean Morris LLP	1505 N 19th St, Box 2867	Monroe	LA	71207	(318) 388-1440	(318) 322- 0887
MA	Harmon Law Offices, P.C.	150 California St.	Newton	MA	02458	(617) 558-8400	(617) 244- 7304
MD	Buonassissi, Henning & Lash, P.C.	11350 Random Hilld, #600	Fairfax	VA	22030	(703) 691-0414	(703) 385- 1247
ME	Holmes Ells & Flagg PLLC	47 Winnacunnet Rd.	Hampton	NH	03842	(603) 926-6162	(603) 926- 9853
MI	Trott & Trott, P.C.	30400 Telegraph Rd. #200	Bingham Farms	MI	48025	(248) 642-2515	(248) 205- 4106
MN	Thomas J. Reiter & Assoc	6 West 5th St. #700	St. Paul	MN	55102	(651) 297-6400	(651) 292- 9482
MO	Kozeny & McCubbin, L.C.	425 N. New Ballas, #230	St. Louis	MO	63141	(314) 991-0255	(314) 991- 6755
MS	Morris & Associates	2309 Oliver Rd.	Monroe	LA	71201	(318) 330-9020	(318) 323- 9741
MT	Jackson, Murdo, Grant & McFarland, P.C.	203 N. Ewing St.	Helena	MT	59601	(406) 442-1300	(406) 443- 7033
NC	The Law Firm of Hutchens & Senter	4200 Morganton Rd. #103	Fayetteville	NC	28314	(910) 864-3068	(910) 864- 0562

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`ND	Conmy Feste Ltd.	406 Main Ave., Box 2686	Fargo	ND	58108	(701) 293- 9911	(701) 293- 3133
NE	Eric H. Lindquist, P.C., L.L.O.	8712 W. Dodge Rd. #260	Omaha	NE	68114	(402) 829- 0400	(402) 829- 0409
NH	Harmon Law Offices, P.C.	150 California St.	Newton	MA	02458	(617) 558- 8400	(617) 244- 7304
NJ	Zucker Goldberg & Ackerman	1139 Spruce Drive	Mountainside	NJ	07092	(908) 233- 8500	(908) 233- 1390
NM	Shapiro & Meinhold, L.L.P.	13721 Struthers Rd. #200	Colorado Springs	CO	80921	(719) 634- 4868	(719) 634- 8592
NV	National Default Servicing Corp.	3030 N Central Ave. #250	Phoenix	AZ	85012	(602) 264- 6101	(602) 264- 6209
NY	Steven J. Baum, P.C.	220 Northpoint Pkwy. #G	West Amherst	NY	14228	(716) 204- 2400	(716) 204- 2499
OH	Carlisle, McNellie, Rini, Kramer & Ulrich Co., LPA	24755 Chargrin Blvd, #200	Cleveland	OH	44122	(216) 360- 7200	(216) 360- 7212
OK	Lumun Mock Featherly Kuelhling & Cunnyngham, P.C.	5900 NW Grand Blvd.	Oklahoma City	OK	73118	(405) 840- 5900	(405) 842- 6132
OR	Northwest Trustee Services, L.L.C.	3535 Factoria Blv SE#200	Bellevue	WA	98006	(425) 586- 1900	(425) 586- 1997
PA	Federman & Phelan, LLP	1 Penn Center @ Suburban S 1617 JFK Blvd. #1400	Philadelphia	PA	19103	(215) 563- 7000	(215) 563- 5534
RI	Harmon Law Offices, P.C.	150 California St.	Newton	MA	02458	(617) 558- 8400	(617) 244- 7304
SC	Finkel & Altman, LLC	1201 Main St, #1800	Columbia	SC	29201	(843) 577- 5460	(843) 725- 0015
SD	Woods, Fuller, Shultz & Smith P.C.	300 S Phillips Ave. #300	Sioux Falls	SD	57104	(605) 336- 3890	(605) 339- 3357
TN	Wilson & Associates, P.L.L.C.	1521 Merrill Dr. #D- 220	Little Rock	AR	72211	(501) 219- 9388	(501) 219- 9458
TX	Barrett Burke Wilson Daffin & Frappier, LLP	15000 Surveyor Blvd.	Addison	TX	75001	(972) 386- 5040	(972) 386- 7673
UT	Lundberg & Associates	3269 S. Main, #100	Salt Lake City	UT	84115	(801) 263- 3400	(801) 263- 6513
VA	Samuel I. White, P.C.	130 Business Park Dr.	Virginia Beach	VA	23462	(757) 490- 9284	(757) 497- 2802
VT	Law Offices Of Joshua B. Lobe	35 Kings Street	Burlington	VT	05401	(802) 660- 9000	(802) 864- 0375
WA	Standard Trust Deed Service Company of Washington	2600 Stanwell Dr. #200	Concord	CA	94520	(925) 603- 1030	(925) 685- 5772
WI	Kohner, Mann & Kailas SC	1572 E Capitol Dr P.O. Box 11982	Milwaukee	WI	53211	(414) 962- 5110	(414) 962- 8725
WV	Silberberg & Wasser	43 Greene St.	Cumberland	MD	21502	(301) 759- 2844	(301) 759- 2847
WY	Castle Barrett Daffin & Frappier, LLC	1099 18th St. #2300	Denver	CO	80202	(303) 299- 1800	(303) 299- 1808

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